Exhibit 2.1

ACQUISITION AGREEMENT

between:

VERAZ NETWORKS, INC.

a Delaware corporation; and

DIALOGIC CORPORATION,

a British Columbia corporation

Dated as of May 12, 2010

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Exhibit A	Definitions
Exhibit B	Form of Registration Rights Agreement
Schedule A	Plan of Agreement

v

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made and entered into as of May 12, 2010, by and between: VERAZ NETWORKS, INC., a Delaware corporation (“Parent”) and DIALOGIC CORPORATION, a British Columbia corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent intends to acquire all of the outstanding Company Shares in exchange for shares of Parent Common Stock in accordance with this Agreement, the Plan of Arrangement and the BCBCA.

B.    The respective boards of directors of Parent and the Company have approved this Agreement and the Arrangement, and contemporaneously with the execution of this Agreement, the shareholders of the Company have executed a Company Support Agreement pursuant to which such shareholders have agreed to vote in favor of the Arrangement and certain stockholders of Parent have executed Parent Voting Agreements pursuant to which such stockholders have agreed to vote in favor of the issuance of shares of Parent Common Stock in the Arrangement and at the Parent Stockholders’ Meeting.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1.	DESCRIPTION OF TRANSACTION

1.1.    The Arrangement. The parties agree to effect the Arrangement under the BCBCA pursuant to the terms and conditions set out in this Agreement and the Plan of Arrangement. Upon completion of the Arrangement:

(a)    Each Company Share outstanding immediately prior to the Effective Time shall be and be deemed to be irrevocably transferred to Parent in exchange for the Share Consideration.

(b)    Intentionally Deleted.

(c)    Upon the transfer of all Company Shares to Parent:

(i)    each holder of such Company Shares shall cease to be the holder of such Company Shares and such holder’s name shall be removed from the applicable securities register of the Company;

(ii)    legal and beneficial title to such Company Shares will vest in Parent and Parent will be and be deemed to be the transferee and legal and beneficial owner of such Company Shares and will be entered in the applicable securities register of the Company as the sole shareholder thereof;

(iii)    no fractional shares of Parent Common Stock shall be issued in connection with the Arrangement, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Global Market on the last trading day prior to the Closing Date;

(iv)    with respect to each share of Parent Common Stock issued to a former holder of Company Shares, the name of such holder shall be entered in the register of holders of Parent Common Stock as the registered holder thereof;

(v)    without any action on the part of Parent, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, each Company Option that is then outstanding and unexercised (a “Company Unexercised Option”) shall be cancelled in accordance with the terms of the Company Option Plan and, in exchange for such cancellation, such holder shall receive an option to purchase shares of Parent Common Stock with substantially the same terms and conditions (including the terms and conditions of any applicable stock option agreement or other document evidencing such Company Option, if any) as were in effect immediately prior to the Effective Time (including any repurchase rights or vesting provisions, if applicable), except that (A) each Company Unexercised Option will be exercisable (or will become exercisable in accordance with its terms) solely for a number of whole shares of Parent Common Stock equal to the product of (1) the number of Company Common Shares that would be issuable upon exercise of the Company Unexercised Option immediately prior to the Effective Time multiplied by (2) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Unexercised Option will be equal to the quotient equal to (1) the per share exercise price for such Company Unexercised Option immediately prior to the Effective Time divided by (2) the Option Exchange Ratio, rounded up to the nearest whole cent (a “Parent Replacement Option”). Each Company Unexercised Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Company Unexercised Option (either by its terms or by the terms of another Contract) provides for acceleration of vesting thereof. Each Company Unexercised Option shall, in accordance with its terms, be subject to further adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. The exercise price under each Company Unexercised Option, the number of shares for which such Company Unexercised Option is exercisable and the terms and conditions of exercise of such Company Unexercised Option shall be determined in such manner so as to comply to the greatest extent possible with Subsection 7(1.4) of the Canadian Tax Act and the equivalent provisions under applicable provincial law;

(vi)    the Company Option Plan shall be cancelled; and

(vii)    without any action on the part of Parent, the Company or the holder of that certain warrant to purchase Company Common Shares dated as of October 5, 2007 issued by the Company (the “Warrant”), the Warrant shall be terminated as of the Closing and shall be of no further force or effect.

1.2.    Effective Time. The Arrangement shall become effective at the Effective Time on the Closing Date.

1.3.    Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Stikeman Elliott LLP, 1155, René-Lévesque Blvd, West, 40th Floor, Montréal, QC H3B 3V2, on a date to be mutually agreed by the Company and Parent, and in the absence of such mutual agreement, shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.4.    Exemption from Registration Requirements. The parties agree that the Arrangement will be carried out in such manner as to ensure that all shares of Parent Common Stock and Parent Replacement Options issued upon completion of the Arrangement to holders of Company Shares and Company Unexercised Options, as the case may be, will be issued by Parent in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 3(a)(10) of the Securities Act.

1.5.    Issuance of Certificates Representing Parent Common Stock.

(a)    Parent shall, at or as soon as practicable following the Closing, deliver to each Company Shareholder (or to a Person designated by such Company Shareholder pursuant to the second sentence of this Section 1.5(a)), and in the case of each of GW Invest APS (“KonnerupCo”) and APS KBUS 17 nr. 2101 (“JensenCo”), in accordance with Section 1.5(c), a certificate representing the number of shares of Parent Common Stock issuable to such holder as determined in accordance with Section 1.1. No later than two Business Days prior to the Closing Date, each Company Shareholder shall deliver to Parent written instructions regarding (i) the Person in whose name the shares of Parent Common Stock issuable to such holder shall be registered and (ii) the Person to whom the certificate(s) representing such shares of Parent Common Stock shall be delivered at the Closing, and Parent shall issue and deliver the certificates representing the shares of Parent Common Stock in accordance with such instructions.

(b)    In the event of a transfer of ownership of Company Shares that was not registered in the securities register of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to the transferee if the certificate representing such Company Shares is presented to Company, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 1.5, each certificate which immediately prior to or upon the Effective Time represented one or more Company Shares that, under the Arrangement, were transferred or were deemed to be transferred for shares of Parent Common Stock pursuant to Section 1.1, shall be deemed at all times at and after the Effective Time to represent only the right to receive upon such surrender a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive as contemplated by this Section 1.5.

(c)    Parent is advised that KonnerupCo and JensenCo have pledged their shares in the Company to Amagerbanken Aktieselskab (“Amagerbanken”) including any proceeds and shares issued by any other corporation in exchange therefore. Parent agrees that the certificates representing the shares of Parent Common Stock issuable to each of KonnerupCo and JensenCo pursuant to this Section 1.5 will be promptly delivered to Amagerbanken or to such person as Amagerbanken shall direct in writing prior to the Effective Time and the Share Consideration received by each of KonnerupCo and JensenCo pursuant to the Plan of Arrangement are and shall be pledged in favor of Amagerbanken. Parent acknowledges that it has, by execution of this Agreement, been notified of the Amagerbanken pledge on the Share Consideration issuable to KonnerupCo and JensenCo and undertakes to register the pledge in Parent’s stock ledger with respect to the Share Consideration issued to KonnerupCo and JensenCo and to perform all such acts and execute all such documents as may be requested by Amagerbanken in order to transfer and perfect the pledge over Parent Common Stock issuable to KonnerupCo and JensenCo.

1.6.    Non-Canadian Tax Matters. The provisions of this Section 1.6 shall only be applicable if, prior to the Closing Date: (1) Bill C-9 (An Act to implement certain provisions of the budget tabled in Parliament on March 4, 2010 and other measures), including the proposed changes to the current regime for Clearance Certificates (as defined below) contained therein (the “Proposed Changes”), is either (i) defeated or (ii) amended in such a way that the Company Shares would, despite the provisions of Bill C-9 as then amended, constitute “taxable Canadian property” within the meaning of the Canadian Tax Act; or (2) the Canada Revenue Agency reverses or substantially modifies its public pronouncement regarding its intention to apply the Proposed Changes prior to the enactment of Bill C-9.

(a)    Pierre McMaster, Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC and EAS Series C Investments, L.P. (each, a “Non-Canadian”) shall take all reasonable steps to obtain and deliver to Parent a certificate issued by the Minister of National Revenue under subsection 116(2) of the Canadian Tax Act (the “Federal Clearance Certificate”) having a certificate limit of no less than the fair market value of the Share Consideration to which such Non-Canadian is entitled.

(b)    Each Non-Canadian shall take all reasonable steps to obtain and deliver to Parent a certificate issued by the ministère du Revenu du Québec (the “MRQ”) under section 1098 of the Taxation Act (Quebec) (the “QTA”) (the “Quebec Clearance Certificate” and together with the Federal Clearance Certificate, the “Clearance Certificates”) having a certificate limit of no less than the fair market value of the Share Consideration to which such Non-Canadian is entitled.

(c)    If the Federal Clearance Certificate is not delivered prior to Closing, then unless adequate security is delivered to Parent in accordance with Section 1.6(e) below, Parent shall be entitled to withhold from the Share Consideration payable at Closing to each Non-Canadian such portion of the Share Consideration as shall be necessary to provide net cash proceeds equal to twenty-five percent (25%) of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the certificate limit of any Federal Clearance Certificate issued in connection with the disposition by the Non-Canadian of the Company Shares under subsection 116(2) of the Canadian Tax Act (the “Federal Withheld Consideration”), the Federal Withheld Consideration being equal to twenty-five percent (25%) of the fair market value of the Share Consideration payable to the Non-Canadian if no such certificate is delivered.

(d)    If the Quebec Clearance Certificate is not delivered prior to Closing, then unless adequate security is delivered to Parent in accordance with Section 1.6(e) below, Parent shall be entitled to withhold from the Share Consideration payable at Closing to each Non-Canadian such portion of the Share Consideration as shall be necessary to provide net cash proceeds equal to twelve percent (12%) of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the certificate limit of any Quebec Clearance Certificate issued in connection with the disposition by the Non-Canadian of the Company Shares under section 1098 of the QTA (the “Quebec Withheld Consideration” and together with the Federal Withheld Consideration, the “Total Withheld Consideration”), the Quebec Withheld Consideration being equal to twelve percent (12%) of the fair market value of the Share Consideration payable to the Non-Canadian if no such certificate is delivered.

(e)    In lieu of Parent withholding any of the Share Consideration from a Non-Canadian in accordance with Sections 1.6(c) and 1.6(d) above, the Non-Canadian may, at its option, provide to Parent at Closing an irrevocable letter of credit in an amount in Canadian dollars equal to the Total Withheld Consideration (the “Letter of Credit”), or such other security or guarantee reasonably acceptable to Parent (“Other Security” and together with the Letter of Credit, the “Security”), in which case Parent shall deliver to such Non-Canadian the full Share Consideration to which it is entitled in exchange for its Company Shares. The Letter of Credit shall be irrevocable, shall be in favour of Parent, shall be issued by a Canadian Schedule 1 bank or such other bank accepted in writing by Parent and shall be payable upon demand from time to time and at any time by Parent confirming in writing that it is required by law to remit all or a portion of the Federal Withheld Consideration or the Quebec Withheld Consideration to the relevant Tax authorities.

(f)    If a Non-Canadian does not provide the Security and Parent has withheld the Total Withheld Consideration, then subject to Section 1.6(g) below, (i) Parent shall transfer the Total Withheld Consideration to an account (the “Escrow Account”) to be designated by an escrow agent (the “Shar holder Escrow Agent”) to be selected by Parent and Company jointly before Closing, who shall hold it in trust pursuant to the terms of an escrow agreement to be entered into to the reasonable satisfaction of Parent and Company, (ii) the Non-Canadian with respect to whom such amounts have been withheld shall be treated as the owner of the shares transferred into the Escrow Account for all applicable Tax purposes, (iii) the Shareholder Escrow Agent shall, upon being directed to do so by Parent, sell the Total Withheld Consideration on behalf of the Non-Canadian to a third party that is not (x) a Company Shareholder as of the date of the sale, (y) a wholly or partially owned Subsidiary, or (z) any entity that is controlled by the same group of shareholders as the shareholders of the Parent (each, an “Approved Party”) and remit the net cash proceeds from the sale of the Total Withheld Consideration (the “Total Withheld Amount”, and the portions of the Total Withheld Amount relating to the sale of the Federal Withheld Consideration and the Quebec Withheld Consideration, respectively, the “Federal Withheld Amount” and the “Quebec Withheld Amount”) to Stikeman Elliott LLP (the “Escrow Agent”), which shall hold such amount, in Canadian dollars, in trust pursuant to the terms of an escrow agreement until paid to the Non-Canadian or remitted to the Receiver General for Canada or to the MRQ in accordance with this Section 1.6.

(g)    Notwithstanding Section 1.6(f) above, Parent shall not be required to transfer all or any part of the Total Withheld Consideration to the Shareholder Escrow Agent in the event that any relevant Non-Canadian provides to Parent a guarantee and indemnity by or on behalf of the Non-Canadian in form and substance satisfactory to Parent, acting reasonably. In the event that such a guarantee and indemnity is provided, Parent shall continue to hold the Total Withheld Consideration in accordance with the terms of this Section 1.6. In the event that such a guarantee and indemnity shall not be honored at the appropriate time, Parent shall transfer the Total Withheld Consideration to the Shareholder Escrow Agent and the Shareholder Escrow Agent shall be directed to sell all or any portion of the Total Withheld Consideration on behalf of the Non-Canadian to an Approved Party and remit the proceeds to the Escrow Agent to allow Parent to effect the payments required to be made by Parent under this Section 1.6. The proceeds of such sale shall be considered as Total Withheld Amount, Federal Withheld Amount and Quebec Withheld Amount, as applicable, for purposes of this Section 1.6.

(h)    Where Parent has withheld the Federal Withheld Consideration, the Federal Withheld Consideration has been transferred to the Shareholder Escrow Agent, or Security has been issued in favor of Parent and:

(i)    the Non-Canadian delivers to Parent, after Closing and on or before 28 days after the end of the month in which Parent acquired the Company Shares (the “Remittance Deadline”), a certificate issued by the Minister of National Revenue under subsection 116(4) of the Canadian Tax Act having a proceeds of disposition of no less than the fair market value of the Share Consideration payable to the Non-Canadian, Parent or the Shareholder Escrow Agent shall as the case may be, (A) pay forthwith to the Non-Canadian the Federal Withheld Consideration, (B) reduce the amount of the Security contemplated in Section 1.6(e) by the amount of the Federal Withheld Consideration, or (3) instruct the Escrow Agent to pay forthwith to the Non-Canadian the Federal Withheld Amount;

(ii)    the Non-Canadian delivers to Parent, after Closing and on or before the Remittance Deadline, a certificate issued under subsection 116(2) of the Canadian Tax Act, (A) the Shareholder Escrow Agent shall sell such portion of the Federal Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the Receiver General for Canada 25% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and pay forthwith to the Non-Canadian the balance of the Federal Withheld Consideration and, if applicable, reduce the Security contemplated in Section 1.6(e) by the excess of the amount of the Federal Withheld Consideration over the portion of such amount paid to the Receiver General for Canada hereunder, or (B) instruct the Escrow Agent to pay to the Receiver General for Canada 25% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and to pay forthwith to the Non-Canadian the balance of the Federal Withheld Amount; or

(iii)    no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with paragraphs (i) and (ii) above, then subject to Section 1.6(k) below, the Shareholder Escrow Agent shall sell such portion of the Federal Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the Receiver General for Canada the required amount in accordance with section 116 of the Canadian Tax Act or instruct the Escrow Agent to pay such amount to the Receiver General for Canada.

(i)    Where Parent has withheld the Québec Withheld Consideration, the Québec Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favour of Parent and:

(i)    the Non-Canadian delivers to Parent, after Closing and on or before the Remittance Deadline, a certificate issued by the MRQ under section 1100 of the QTA, Parent or Shareholder Escrow Agent shall as the case may be (A) pay forthwith to the Non-Canadian the Quebec Withheld Consideration, (B) reduce the Security contemplated in Section 1.6(e) by the amount of the Quebec Withheld Consideration, or (C) instruct the Escrow Agent to pay forthwith to the Non-Canadian the Quebec Withheld Amount;

(ii)    the Non-Canadian delivers to Parent, after Closing and on or before the Remittance Deadline, a certificate issued under section 1098 of the QTA, (A) the Shareholder Escrow Agent shall sell such portion of the Québec Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the MRQ 12% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and pay forthwith to the Non-Canadian the balance of the Québec Withheld Consideration, and, if applicable, reduce the Security contemplated in Section 1.6(e) by the excess of the amount of the Quebec Withheld Consideration over the portion of such amount paid to the MRQ hereunder or (B) instruct the Escrow Agent to pay to the MRQ 12% of the amount, if any, by which the fair market value of the Share Consideration payable to the Non-Canadian exceeds the amount specified on that certificate as the certificate limit and to pay forthwith to the Non-Canadian the balance of the Québec Withheld Amount; or

(iii)    no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with paragraphs (i) and (ii) above, then subject to Section 1.6(l) below, the Shareholder Escrow Agent shall as the case may be, sell such portion of the Québec Withheld Consideration to an Approved Party (unless a sufficient amount of cash is provided to Parent pursuant to a guarantee and indemnity contemplated in Section 1.6(g)) or Parent shall draw upon the Security, in each case as shall be necessary to pay to the MRQ the required amount in accordance with section 1101 of the QTA or instruct the Escrow Agent to pay such amount to the MRQ.

(j)    Parent shall not instruct the Escrow Agent to remit any of the Total Withheld Amount to the Receiver General for Canada or the MRQ, as applicable, prior to the Remittance Deadline or such later date as provided in a comfort letter contemplated by Sections 1.6(k) and (l) below.

(k)    Where Parent has withheld the Federal Withheld Consideration, the Federal Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favor of Parent and no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with Section 1.6(h), no amount shall be remitted by Parent or by the Escrow Agent to the Receiver General for Canada if the Non-Canadian delivers to Parent, on or before the Remittance Deadline, a comfort letter issued by the Canada Revenue Agency forestalling Parent’s remittance obligations under section 116 of the Canadian Tax Act and stating that no interest or penalty will be levied on the amount withheld by Parent pending the issuance of the certificate.

(l)    Where Parent has withheld the Québec Withheld Consideration, the Québec Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favour of Parent and no certificate has been delivered to Parent by the Non-Canadian on or before the Remittance Deadline in accordance with Section 1.6(i), no amount shall be remitted by Parent or by the Escrow Agent to the MRQ if the Non-Canadian delivers to Parent, on or before the Remittance Deadline, a comfort letter issued by the MRQ forestalling Parent’s remittance obligations under section 1101 of the QTA and stating that no interest or penalty will be levied on the amount withheld by Parent pending the issuance of the certificate.

(m)    Where Parent has withheld the Federal Withheld Consideration, the Federal Withheld Consideration has been transferred to the Shareholder Escrow Agent, or the Security has been issued in favour of Parent and the Non-Canadian has delivered to Parent a comfort letter as described in Section 1.6(k), Parent, the Shareholder Escrow Agent, or the Escrow Agent shall continue to hold the Federal Withheld Consideration, the Security or the Federal Withheld Amount, as the case may be, on the terms and conditions outlined in the comfort letter issued by the Canada Revenue Agency until either (A) the Federal Withheld Consideration or the Federal Withheld Amount is paid to the Non-Canadian or the Security is returned to the Non-Canadian as contemplated in this Section 1.6, or (B) the Federal Withheld Amount or proceeds from the Security are remitted to the Receiver General for Canada for the account of the Non-Canadian if notified to do so by the Canada Revenue Agency.

(n)    Where Parent has withheld the Québec Withheld Consideration, the Québec Withheld Consideration has been transferred to the Escrow Agent, or the Security has been issued in favour of Parent and the Non-Canadian has delivered to Parent a comfort letter as described in Section 1.6(l), Parent, the Shareholder Escrow Agent, or the Escrow Agent shall continue to hold the Québec Withheld Consideration, the Security or the Québec Withheld Amount, as the case may be, on the terms and conditions outlined in the comfort letter issued by the MRQ until either (A) the Québec Withheld Consideration or the Québec Withheld Amount is paid to the Non-Canadian or the Security is returned to the Non-Canadian as contemplated in this Section 1.6, or (B) the Québec Withheld Amount or proceeds from the Security are remitted to the MRQ for the account of the Non-Canadian if notified to do so by the MRQ.

1.7.    United States Tax Matters.

(a)    The parties intend that the transaction contemplated by this Agreement shall constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. The parties shall report, act and file all Tax Returns consistent with the foregoing treatment and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment.

(b)    Each of the parties agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the transaction contemplated by this Agreement to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder; provided, however, that a party shall not be considered to take or fail to take an action that would reasonably be expected to cause the transaction contemplated by this Agreement to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and the Treasury Regulations thereunder if such action or failure to take such action is expressly contemplated by this Agreement. Each of the parties shall use its reasonable best efforts to cause the transaction contemplated by this Agreement to qualify as “reorganization” within the meaning of Section 368(a)(1)(B) of the Code; provided, however, that a party shall not be precluded thereby from taking any action that is expressly contemplated by this Agreement.

2.	REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

The Company represents and warrants to Parent as follows (it being understood that (a) each representation and warranty contained in this Section 2 is subject to (i) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears, (ii) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule, and (iii) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty and (b) none of the representations and warranties in this Section 2 shall apply to any 410 Holdings Acquired Corporation, which Persons shall be addressed solely by the representations and warranties set forth in Section 4 of this Agreement):

2.1.    Subsidiaries; Due Organization; Etc.

(a)    Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company, other than the 410 Holdings Acquired Corporations, and indicates its jurisdiction of organization. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule, neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. Except as set forth in Part 2.1(a) of the Company Disclosure Schedule, none of the Company Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Company Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the Company Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect.

2.2.    Articles of Incorporation and Bylaws. Except as set forth in Part 2.2 of the Company Disclosure Schedule, the Company has delivered or made available to Parent accurate and complete copies of: (a) the articles, bylaws and other charter and organizational documents of each Company Acquired Corporation, including all amendments thereto; and (b) the stock records of each Company Acquired Corporation. The books of account, stock records, minute books and other records of the Company Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3.    Capitalization, Etc.

(a)    The authorized share capital of the Company consists of an unlimited number of Company Common Shares, of which 54,665,412 shares have been issued and are outstanding as of the date of this Agreement, 35,821,807 Class A Convertible Preferred Shares, 35,821,807 of which have been issued and are outstanding as of the date of this Agreement, 11,310,903 Class B Convertible Preferred Shares, of which 11,310,903 shares have been issued and are outstanding as of the date of this Agreement and 17,139,240 Class C Convertible Preferred Shares, of which 17,139,240 have been issued and are outstanding as of the date of this Agreement. All of the outstanding Company Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding Company Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding Company Shares is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares. None of the Company Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or any other securities. Part 2.3(a) of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of the Company Shares is subject. Each Class A Convertible Preferred Share and Class C Convertible Preferred Share in the share capital of the Company is convertible into one Company Common Share. Each Class B Convertible Preferred Share in the share capital of the Company is convertible into 1.0884103 Company Common Shares.

(b)    As of the date of this Agreement, 8,167,566 Company Common Shares are subject to issuance pursuant to outstanding Company Options. Part 2.3(b) of the Company Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the number of underlying shares of each Company Option outstanding as of the date of this Agreement. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan. The Company has delivered or made available to Parent an accurate and complete copy of the Company Option Plan. The Company Option Plan is binding upon and enforceable by the Company against all holders of Company Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)    Except as set forth in Part 2.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Company Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company Acquired Corporations; (iii) Contract under which any of the Company Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Company Acquired Corporations, or (B) any portion of any Share Consideration or other consideration payable in connection with the Arrangement (other than in respect of outstanding Company Shares as set forth in Section 2.3(a)).

(d)    All outstanding shares of capital stock, and all options, warrants and other securities of the Company Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(e)    All of the outstanding shares of each of the Company’s Subsidiaries, other than the 410 Holdings Acquired Corporations, have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and except as set forth in Part 2.3(e) of the Company Disclosure Schedule, are owned beneficially and of record by the Company, free and clear of any Encumbrances.

(f)    Since January 1, 2006, except as set forth in Part 2.3(f) of the Company Disclosure Schedule, none of the Company Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any Company Shares or other securities of any Company Acquired Corporation, other than Company Options forfeited by employees of the Company in connection with the termination of such employee’s employment with a Company Acquired Corporation. All securities so reacquired by the Company or any other Company Acquired Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4.    Financial Statements; Financial Controls.

(a)    The Company has delivered or made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2006, 2007 and 2008 and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of the

Company and its consolidated Subsidiaries for the years then ended, together with the independent auditor’s report therefor and notes thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2009 (the “Most Recent Balance Sheet”), and the related unaudited statement of income and statement of cash flows of the Company and its consolidated Subsidiaries for the twelve months then ended.

(b)    The Company Financial Statements are accurate and complete in all material respects and fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, have or reasonably be expected to have or result in a Company Material Adverse Effect).

(c)    Each of the Company Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Company Acquired Corporations; (iii) access to the assets of the Company Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Company Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5.    Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2009 and the date of this Agreement: (a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Company Acquired Corporations (whether or not covered by insurance); (c) none of the Company Acquired Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Company Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (e) none of the Company Acquired Corporations has taken any action of the type referred to in Section 5.2(b); and (f) none of the Company Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(e)” of this sentence.

2.6.    Title to Assets. The Company Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Most Recent Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet); and (b) all other assets reflected in the books and records of the Company Acquired Corporations as being owned by the Company Acquired Corporations. All of said assets are owned by the Company Acquired Corporations free and clear of any Encumbrances, except for: (i) Encumbrances reflected in the Company Financial Statements; (ii) any lien for current Taxes not yet due and payable; (iii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Company Acquired Corporation; and (iv) Encumbrances described in Part 2.6 of the Company Disclosure Schedule. The Company Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Most Recent Balance Sheet; and (B) all other assets reflected in the books and records of the Company Acquired Corporations as being leased to the Company Acquired Corporations, and the Company Acquired Corporations enjoy undisturbed possession of such leased assets.

2.7.    Receivables; Customers.

(a)    Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Company Acquired Corporations to any Company Associate, other than routine travel or other advances made to directors or officers or other employees in the ordinary course of business.

(b)    Part 2.7(b)(i) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for revenues of at least $1,000,000 in the fiscal year ended December 31, 2009. The Company has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.7(b)(i) of the Company Disclosure Schedule may cease dealing with any of the Company Acquired Corporations. Part 2.7(b)(ii) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Person that, pursuant to any Company Contract, is required to pay to a Company Acquired Corporation after the date of this Agreement $500,000 or more in cash if any payments under such Contract have not been recognized as revenue by any Company Acquired Corporation on or prior to the date of this Agreement. The Company has delivered or made available to Parent information setting forth the amount of cash that the Company Acquired Corporations expect to receive from each Person referred to in the immediately preceding sentence.

2.8.    Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Company Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company Acquired Corporations in the manner in which such business is currently being conducted, except as would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect. No Company Acquired Corporation owns any real or immovable property or any interest in real or immovable property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

2.9.    Intellectual Property.

(a)    Part 2.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Registered Intellectual Property (as defined below) in which any of the Company Acquired Corporations has any ownership interest (collectively, the “Owned Intellectual Property”). For purposes of this Agreement the terms (A) “Intellectual Property” shall mean any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) non-expired patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof throughout the world (“Patents”), (ii) trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not (collectively, “Trade Secrets”), (iii) trademarks, service marks, trade dress, trade names and Internet domain names and registrations and applications therefor, and equivalents thereof throughout the world, (iv) copyrights, mask works, integrated circuit topographies, registrations and applications therefor, and equivalents thereof throughout the world, (v) computer software and firmware, including all source code, object code, specifications, databases, designs and documentation (collectively, “Software”) and (vi) other intellectual property, industrial property and proprietary rights and all applications, registrations and grants related thereto; (B) “IP Contracts” shall mean, collectively, any and all agreements pursuant to which rights to any material Intellectual Property are in any manner transferred, conveyed, licensed, granted, restricted or waived; provided that IP Contracts shall not include “shrink-wrap” and similar licenses for off-the-shelf retail-available software used solely on the computers of the Company and its Subsidiaries; (C) “Registered Intellectual Property” shall mean all registered copyrights and trademarks and all issued or validated Patents; and (D) “Company Intellectual Property” shall mean the Owned Intellectual Property and all other Intellectual Property that is used by or licensed to the Company Acquired Corporations.

(b)    A Company Acquired Corporation is the owner or joint owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Company Owned Intellectual Property”), and has the right to use all other Company Intellectual Property, in each case free and clear of all Encumbrances; provided that the applicable Company Acquired Corporation complies with the terms of the relevant Contract associated with such Company Intellectual Property, including the payment of royalties and/or license fees. A Company Acquired Corporation is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Body as the sole and exclusive owner of record for each copyright or trademark registration or Patent grant included in the Company Owned Intellectual Property listed in Part 2.9(a) of the Company Disclosure Schedule, except as otherwise disclosed in Part 2.9(b) of the Company Disclosure Schedule.

(c)    To the Company’s Knowledge, the Company Intellectual Property and all of the Company Acquired Corporations’ rights therein, is and are valid and enforceable. To the Company’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Company Intellectual Property to be invalid or unenforceable, or challenging the Company Acquired Corporations’ rights in any Company Intellectual Property, and no Company Acquired Corporation has received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. No act has been done or omitted to be done by the Company Acquired Corporations, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company Owned Intellectual Property, except as it relates to any Company Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business. Except as it relates to Company Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business, all necessary registration, maintenance and renewal fees in respect of the Company Owned Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Owned Intellectual Property. No Company Acquired Corporation has divulged, furnished to or made accessible any of its Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Company Acquired Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d)    To the Company’s Knowledge and except as would not, individually or in the aggregate, have or would reasonably be expected to have or result in a Company Material Adverse Effect, none of the Company Acquired Corporations or any of their respective current activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated or violated or otherwise conflicted with any Intellectual Property of any Person, and no Company Acquired Corporation has received any notice within the previous two years nor is any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which a Company Acquired Corporation alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property are pending, and none have been served by, instituted or asserted by a Company Acquired Corporation. To the Company’s Knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of the IP Contracts.

(e)    To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Company Acquired Corporations in any Company Intellectual Property, or (ii) grant or require any Company Acquired Corporation to grant to any Person any rights with respect to any Company Intellectual Property, except where such rights would be extended to the Acquiring Corporations through IP Contracts, (iii) subject any Company Acquired Corporation to any increase in royalties or other payments in respect of any Company Intellectual Property, (iv) diminish any royalties or other payments the Company Acquired Corporations would otherwise be entitled to in respect of any Company Intellectual Property, or (v) result in the material breach or, by the terms of such contract, termination of any material Company Contract.

(f)    None of the Company Intellectual Property has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Body.

(g)    There has been no disclosure of Software distributed by the Company other than through licensing of object code versions or source code versions, pursuant to a Company Contract. Each copy so distributed is the subject of a valid, existing and enforceable license agreement. Other than as relates to Intentionally Disclosed Software, each Person who has received Company owned Software source code is bound by an appropriate confidentiality and non-disclosure agreement with respect such Software and, to the Company’s Knowledge, there are no breaches of any such agreements or any threatened disputes or disagreements with respect to them.

(h)    With the exception of Intentionally Disclosed Software, the Company has treated Company owned Software as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of the Company. Such source code is fully documented in a manner that a reasonably skilled programmer could understand, modify, compile and otherwise utilize all aspects of the related computer programs without reference to other sources of information. To the Knowledge of the Company, the Intellectual Property relating to such Company owned Software does not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software, and any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data.

(i)    All current and former employees and consultants of the Company whose duties or responsibilities relate to the Company’s business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of the Company in substantially the same form as has been provided to Parent. Each such Person has waived its non-assignable rights (including moral rights) to any Intellectual Property created by it on behalf of the Company.

2.10.    Contracts.

(a)    Part 2.10 of the Company Disclosure Schedule lists each of the following written Company Contracts (such Contracts as described being “Material Contracts”) existing as of the date of this Agreement:

(i)    any Company Contract: (A) pursuant to which one or more Company Acquired Corporations received payment of more than $500,000 in the year ended December 31, 2009; or (B) pursuant to which one or more Company Acquired Corporations paid more than $500,000 to a third party in the year ended December 31, 2009;

(ii)    all Company Contracts that limit or purport to limit the ability of any of the Company Acquired Corporations to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)    all material joint venture, partnership or similar Company Contracts;

(iv)    any IP Contract pursuant to which one or more Company Acquired Corporations paid more than $50,000 in royalties in the year ended December 31, 2009;

(v)    any Company Contract with any distributor, reseller or sales representative that includes any provision with respect to exclusivity;

(vi)    any Company Contract requiring that any of the Company Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting an Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(vii)    any Company Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(viii)    any Company Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(ix)    any Company Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Company Acquired Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Company Acquired Corporation.

(b)    Each Material Contract is valid and binding on the Company Acquired Corporation party thereto and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. As of the date of this Agreement, neither the Company Acquired Corporations nor, to the Knowledge of the Company, any other party is in breach or default under, any Material Contract, except for such breaches or defaults that would not have or would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

2.11.    Liabilities. None of the Company Acquired Corporations has any accrued, contingent or other liabilities required by U.S. GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Most Recent Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Company Acquired Corporations since the date of the Most Recent Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Company Acquired Corporations pursuant to the express terms of Company Contracts; and (d) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12.    Compliance with Legal Requirements.

(a)    The Company Acquired Corporations and Persons acting in concert with or on behalf of the Company Acquired Corporations are not, nor has any of them since December 31, 2007 been, in violation of any Legal Requirement applicable to the Company Acquired Corporations or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement, except for any such violation that would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company Acquired Corporations have all registrations, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Bodies required to conduct their respective businesses as now being conducted except where the failure to have any such Authorization would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect. Such Authorizations are valid and in full force and effect, and the Company Acquired Corporations and Persons acting in concert with and on behalf of the Company Acquired Corporations are in compliance with all such Authorizations, except where the failure to comply with such Authorizations would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

(c)    None of the Company Acquired Corporations, and (to the Knowledge of the Company) no Representative of any of the Company Acquired Corporations with respect to any matter relating to any of the Company Acquired Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(d)    To the Knowledge of the Company, none of the Company Acquired Corporations, or Persons acting in concert with or on behalf of the Company Acquired Corporations, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Company Acquired Corporations made an untrue statement of a material fact or fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body.

(e)    To the Knowledge of the Company and except for such violation as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Acquired Corporations have filed with any Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports.

2.13.    Tax Matters.

(a)    Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the respective Company Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. Except as set forth in Part 2.13(a) of the Company Disclosure Schedule, all Taxes of all Company Acquired Corporations, whether or not shown on the Company Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b)    The Most Recent Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with U.S. GAAP, except for liabilities for Taxes incurred since the date of the Most Recent Balance Sheet in the operation of the business of the Company Acquired Corporations. The Company will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Most Recent Balance Sheet through the Closing Date.

(c)    Except as set forth in Part 2.13(c) of the Company Disclosure Schedule, no Company Acquired Corporation and no Company Return is currently being (or since December 31, 2007 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Company Acquired Corporation.

(d)    No claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Company Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Company Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by a Company Acquired Corporation and with respect to which adequate reserves for payment have been established on the

Most Recent Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Company Acquired Corporations except liens for current Taxes not yet due and payable. Except as set forth in Part 2.13(d) of the Company Disclosure Schedule, none of the Company Acquired Corporations has been, and none of the Company Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)    Except as set forth in Part 2.13(e) of the Company Disclosure Schedule, since December 31, 2007, no claim has been received by a Company Acquired Corporation from any Governmental Body in a jurisdiction where a Company Acquired Corporation does not file a Tax Return that a Company Acquired Corporation is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by a Company Acquired Corporation to pay material Taxes.

(f)    There are no Company Contracts relating to allocating or sharing of Taxes. None of the Company Acquired Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes nor is there any Company Contract providing for payments by a Company Acquired Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 2.13(f), the following Company Contracts shall be disregarded: (i) commercially reasonable Company Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by any Company Acquired Corporation and (ii) commercially reasonable Company Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g)    No Company Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Company Acquired Corporation is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)    No Company Acquired Corporation has been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which a Company Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(i)    The Company has delivered or made available to Parent accurate and complete copies of all Tax Returns of the Company Acquired Corporations for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company Acquired Corporations filed since December 31, 2002.

(j)    No Company Acquired Corporation has taken any position on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)    No Company Acquired Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(l)    Each of the Company Acquired Corporations has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by each of the Company Acquired Corporations has been retained in the appropriate accounts.

(m)    To the Knowledge of the Company and except for any such violation that would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Acquired Corporations has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Company Acquired Corporation) or self-assessed the amount of all Taxes required to be collected or self-assessed and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by each of the Company Acquired Corporation has been retained in the appropriate accounts.

(n)    None of the Company Acquired Corporations has at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the Canadian Tax Act.

(o)    The Company is not a “public corporation” within the meaning of the Canadian Tax Act.

(p)    At all times during the sixty (60)-month period that ends at the Effective Time, no more than fifty percent (50%) of the fair market value of the Company Shares was derived directly or indirectly from (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties: and (iv) an option in respect of, or interests in, or civil law rights in, property described in any of (i) through (iii) above.

2.14.    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth in Part 2.14(a) of the Company Disclosure Schedule, none of the Company Acquired Corporations is a party to or bound by any union contract, collective bargaining agreement or similar Contract other than such national agreements applicable to all employees within certain classes in a specified country.

(b)    None of the Company Acquired Corporations is or, to the Knowledge of the Company, has ever been engaged in any unfair labor practice of any nature. To the Knowledge of the Company, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Company Acquired Corporations or any of their employees. There is not pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no unresolved actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(c)    Part 2.14(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Company Acquired Corporations has entered into any legally binding obligation to (i) establish any new Company Employee Plan or Company Employee Agreement, or (ii) modify or terminate any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements or to introduce the Company Acquired Corporations’ 2010 commission plans in place of the 2009 commission plans).

(d)    The Company has delivered or made available to Parent accurate and complete copies of: (i) each Company Employee Plan and Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any; (v) all material group insurance contracts relating to each Company Employee Plan; (vi) all correspondence to or from any Governmental Body relating to any Company Employee Plan for the period commencing January 1, 2007; (vii) all Code non-discrimination test reports and summaries thereof for each Company Employee Plan for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code and registration letter issued by the Canada Revenue Agency with respect to each Company Employee Plan intended to be registered under the Canadian Tax Act.

(e)    Each of the Company Acquired Corporations has performed all material obligations required to be performed by it under each Company Employee Plan and Company Employee Agreement. Each Company Employee Plan and Company Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA, the Code and the Canadian Tax Act. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code or registered under the Canadian Tax Act has obtained a favorable determination letter (or opinion letter, if applicable) or registration letter as to its qualified status under the Code or as to its registration under the Canadian Tax Act and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code or registered under the Canadian Tax Act, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax- qualified status or registration. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Company Acquired Corporations or any Company Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan or Company Employee Agreement. Each of the Company Acquired Corporations has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and Company Employee Agreement.

(f)    Each Company Employee Agreement and Company Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code: (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and the final regulations thereunder; and (ii) between January 1, 2005 and December 31, 2008 was operated and maintained in accordance with a good faith reasonable interpretation of Section 409A of the Code and its purpose as determined under applicable guidance of the Department of the Treasury and the Internal Revenue Service with respect to service providers who are U.S. taxpayers. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) granted or vesting after December 31, 2004 has been granted to any Company Associate or independent contractor to any Company Acquired Corporation who is a U.S. taxpayer that (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (C) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Company Acquired Corporations is or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g)    No Company Pension Plan is, and none of the Company Acquired Corporations or any Company Affiliate, maintains, sponsors, participates in or contributes to, or has at any time maintained, sponsored, participated in, or contributed to, or has any liability, whether actual or contingent, under any plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or that is subject to pension legislation in Canada. No Company Pension Plan is or was at any time a “multiemployer plan” within the meaning of Section (3)(37) of ERISA or within the meaning of pension legislation in Canada. No Company Pension Plan holds or held stock of any of the Company Acquired Corporations or any Company Affiliate as a plan asset. None of the Company Employee Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA. Except as set forth in Part 2.14(g) of the Company Disclosure Schedule, no Company Employee Plan is or was at any time a multiple employer plan as described in Section 413 of the Code or within the meaning of pension legislation in Canada.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (alone and not in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Company Associate under any Company Employee Plan or Company Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company under any Company Employee Plan or Company Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, (v) results in an obligation to fund benefits with respect to any Company Employee Plan or (vi) be reasonably likely to result in any payment to any Company Associate that would not be deductible by any of the Company Acquired Corporations, as the case may be, by virtue of Section 280G of the Code or by virtue of the Canadian Tax Act. Part 2.14(h) of the Company Disclosure Schedule sets forth the Company Employee Plans and Company Employee Agreements giving rise to the potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable by the Company or any of its Subsidiaries in connection with the Contemplated Transactions, alone and not in connection with any other event.

(i)    No Company Employee Plan provides, or reflects or represents any liability of any of the Company Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j)    Except as set forth in Part 2.14(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no Company Acquired Corporation: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment, including wages, hours, vacation pay, pay equity, overtime pay, occupational health and safety, the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996 and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Associates; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Company Acquired Corporations under any worker’s compensation policy.

(k)    To the Knowledge of the Company, no shareholder of the Company, and no current Company Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Company Acquired Corporations or that would interfere with the businesses of the Company Acquired Corporations.

(l)    Part 2.14(c) of the Company Disclosure Schedule separately identifies each Company Employee Plan that is an International Plan. Without limiting the generality of this Section 2.14(l), each International Plan required to be registered with any applicable Governmental Body and other regulatory authorities has been so registered. With respect to each International Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of any Company Acquired Corporation under the terms of such International Plan or applicable Legal Requirement, as applied through the Closing Date. The current value of the assets of each such International Plan, as of the end of the most recently ended plan year of that International Plan, equals or exceeded the current value of all benefits liabilities under that International Plan. For purposes of this Section 2.14(l), “International Plan” means any Company Employee Plan that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are nonresident aliens within the meaning of the Code, other than a plan maintained primarily for the benefit of Company Associates resident in Canada.

2.15.    Environmental Matters.

(a)    Since December 31, 2007, none of the Company Acquired Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Company Acquired Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Company Acquired Corporations with any Environmental Law in the future.

(b)    To the Knowledge of the Company, and except as would not have or would not reasonably be expected to have or result in a Company Material Adverse Effect: (i) all property that is or was leased to or controlled, owned or used by any of the Company Acquired Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.15(d)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to or controlled, owned or used by any of the Company Acquired Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, asbestos-containing materials, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to or controlled, owned or used by any of the Company Acquired Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.15(d)).

(c)    No Company Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

(d)    For purposes of this Agreement: (i) “Environmental Law” means any federal, state, provincial, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic or radioactive substances, petroleum and petroleum products, asbestos and asbestos-containing materials and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.16.    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by any of the Company Acquired Corporations have been provided or made available to Parent. To the Knowledge of the Company, each such policy is in full force and effect and all premiums due thereon have been paid in full.

2.17.    Related Party Transactions. Except as set forth in Part 2.17 of the Company Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Company Acquired Corporations; (b) no Related Party is, or has been, indebted to any of the Company Acquired Corporations; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving any of the Company Acquired Corporations; (d) no Related Party is competing, or has competed, directly or indirectly, with any of the Company Acquired Corporations; and (e) no Related Party has any claim or right against any of the Company Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). For purposes of this Section 2.17, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time since December 31, 2007 been, an officer or director of any of the Company Acquired Corporations; (ii) each member of the immediate family of each of the Persons referred to in clause “(i)” above; and (iii) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.18.    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.18(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Company Acquired Corporations, any business of any of the Company Acquired Corporations or any of the assets owned, leased or used by any of the Company Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 2.18(a) of the Company Disclosure Schedule has had or, if adversely determined, would have or would reasonably be expected to have or result in a Company Material Adverse Effect. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.18(a) .

(b)    There is no Order to which any of the Company Acquired Corporations, or any of the assets owned or used by any of the Company Acquired Corporations, is subject. To the Knowledge of the Company, no officer or other key employee of any of the Company Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Company Acquired Corporations.

2.19.    Authority; Binding Nature of Agreement. The Company has the corporate right, power and authority to enter into and, subject to approval of the Arrangement Resolutions, to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Arrangement is advisable and fair to, and in the best interests of, the Company and its shareholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Arrangement; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Shares. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.20.    Anti-takeover Statutes. The board of directors of the Company has approved this Agreement and taken all other requisite action such that the restrictions of any antitakeover laws will not apply to this Agreement or any of the Contemplated Transactions.

2.21.    Vote Required. Other than the Articles of the Company and the Company Shareholder Agreements, there are no shareholder agreements, voting trusts, escrow agreements or similar agreements among the Company Shareholders or any other holders of securities of the Company and, other than the Interim Order to be approved by the Court, there is no Order that governs the voting requirements of such Company Shareholders or other holders of securities of the Company with respect to the adoption or approval of the Arrangement.

2.22.    Non-Contravention; Consents. Except as set forth in Part 2.22 of the Company Disclosure Schedule, to the Knowledge of the Company and except as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Arrangement or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the articles/certificate of incorporation, bylaws or other charter or organizational documents of any of the Company Acquired Corporations, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Company Acquired Corporations;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Arrangement or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company Acquired Corporations, or any of the assets owned or used by any of the Company Acquired Corporations, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Company Acquired Corporations or that otherwise relates to the business of any of the Company Acquired Corporations or to any of the assets owned or used by any of the Company Acquired Corporations;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Company Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Company Acquired Corporations).

(f)    Except as may be required by the HSR Act and any foreign Antitrust Laws, and except as set forth in Part 2.22 of the Company Disclosure Schedule, none of the Company Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Arrangement or any of the other Contemplated Transactions. For purposes of this Agreement, a Company Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Company Acquired Corporations, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Company Acquired Corporations, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Company Acquired Corporations.

2.23.    Financial Advisor. Except for Jefferies & Company, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Company Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Jefferies & Company, Inc.

2.24.    Investment Canada. Neither the Company nor any of its Subsidiaries is a cultural business within the meaning of the Investment Canada Act, R.S. 1985, c. 28, as amended.

2.25.    Full Disclosure.

(a)    To the Company’s Knowledge, this Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 7.12 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Parent or at the time of consideration and adoption of the Arrangement Resolutions or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears, (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule, and (c) any exception or disclosure set forth in other part or subpart of the Parent Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty):

3.1.    Due Organization.

(a)    Part 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Parent Disclosure Schedule. None of the Acquiring Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the Acquiring Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the Acquiring Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

3.2.    Certificate of Incorporation and Bylaws. The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Registration Statement on Form S-1, filed on October 20, 2006, as amended, are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. Parent has delivered or made available to the Company accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquiring Corporation, including all amendments thereto; and (b) the stock records of each Acquiring Corporation (other than Parent). The books of account, stock records, minute books and other records of the Acquiring Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

3.3.    Capitalization, Etc.

(a)    The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, par value $0.001 per share and (ii) 10,000,000 shares of Parent Preferred Stock, par value $0.001 per share. As of the close of business on May 7, 2010: (A) 44,257,042 shares of Parent Common Stock were issued and outstanding; (B) no shares of Parent Preferred Stock were issued or outstanding; (C) no shares of Parent Common Stock were held by Parent in its treasury; (D) there were outstanding Parent Options to purchase 5,844,329 shares of Parent Common Stock and outstanding unvested restricted stock units of 2,011,146 shares of Parent Common Stock and 1,532,582 shares of Parent Common Stock were reserved for issuance under the Parent’s Stock Plans (including upon exercise of the Parent Options); and (E) there were no outstanding warrants exercisable for shares of Parent Common Stock and such number of shares of Parent Common Stock were reserved for issuance upon conversion of such warrants. Such issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from May 7, 2010 to the date of this Agreement, (1) there have been no issuances by Parent of shares of capital stock of Parent other than issuances of capital stock of Parent pursuant to the exercise of Parent Options outstanding on such date and (2) there have been no issuances of Parent Options or other options, warrants or other rights to acquire capital stock of Parent. Parent has not, subsequent to May 7, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Parent has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of Parent of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of Parent. Other than shares of Parent Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or, other than the outstanding Parent Options and warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

(b)    As of May 7, 2010, 5,844,329 shares of Parent Common Stock are subject to issuance pursuant to outstanding Parent Options and 2,011,146 shares of Parent Common Stock are subject to issuance pursuant to outstanding restricted stock units. Part 3.3(b) of the Parent Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the number of underlying shares of each Parent Option outstanding as of the date of this Agreement. All outstanding Parent Options were granted pursuant to the terms of one of the Parent Stock Plans. Parent has delivered or made available to the Company accurate and complete copies of each of the Parent Stock Plans. The Parent Stock Plans are binding upon and enforceable by Parent against all holders of Parent Options, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)    Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquiring Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquiring Corporations; (iii) Contract under which any of the Acquiring Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquiring Corporations.

(d)    All outstanding shares of capital stock, and all options, warrants and other securities of the Acquiring Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(e)    All of the outstanding shares of each of Parent’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances.

(f)    Since January 1, 2006, except as set forth in Part 3.3(f) of the Parent Disclosure Schedule, none of the Acquiring Corporations has ever repurchased, redeemed or otherwise reacquired any securities of any Acquiring Corporation, other than Parent Options forfeited by employees of an Acquiring Corporation in connection with the termination of such employee’s employment with an Acquiring Corporation. All securities so reacquired by Parent or any other Acquiring Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all material requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

3.4.    SEC Filings; Financial Statements.

(a)    Parent has delivered or made available to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents that were and are required to be filed by Parent with, and all Parent Certifications (as defined below) that were and are required to be filed or furnished by Parent with or to, the SEC since April 4, 2007, including all amendments thereto (collectively, the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed or furnished by Parent with or to the SEC since April 4, 2007 have been so filed or furnished on a timely basis. None of Parent’s Subsidiaries is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding Parent SEC Document. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange

Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Parent Certifications”) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.

(b)    Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent required to be disclosed by Parent in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.

(c)    Parent has delivered or made available to the Company the following financial statements and notes (collectively, the “Parent Financial Statements”): (i) the audited consolidated balance sheets of Parent and its consolidated Subsidiaries as of December 31, 2006, 2007 and 2008 and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows of Parent and its consolidated Subsidiaries for the years then ended, together with the independent auditor’s report therefor and notes thereto; and (ii) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2009 (the “Parent December 2009 Balance Sheet”), and the related unaudited statement of income, statement of shareholders’ equity and statement of cash flows of Parent and its consolidated Subsidiaries for the twelve months then ended. The sum of the Acquiring Corporations’ cash and cash-equivalents, marketable securities, restricted cash, collaboration receivables and other current assets minus the sum of the Acquiring Corporations’ accounts payable, accrued compensation and employee benefits, and other current accrued liabilities, each determined as of December 31, 2009 and determined in a manner consistent with the manner in which such items were determined for the Parent December 2009 Balance Sheet, was $42,851,000.

(d)    The Parent Financial Statements are accurate and complete in all material respects and fairly present the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 3.4(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, have and or reasonably be expected to have or result in a Parent Material Adverse Effect).

(e)    Each of the Acquiring Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquiring Corporations; (iii) access to the assets of the Acquiring Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquiring Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(f)    To the Knowledge of Parent, Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services (as defined in Section 2(a)(8) of the Sarbanes-Oxley Act) performed by Parent’s auditors for Parent or any of its Subsidiaries were approved as required by Section 202 of the Sarbanes-Oxley Act.

3.5.    Absence of Changes. Except as set forth in Part 3.5 of the Parent Disclosure Schedule, between December 31, 2009 and the date of this Agreement: (a) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquiring Corporations (whether or not covered by insurance); (c) none of the Acquiring Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Acquiring Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (e) none of the Acquiring Corporations has taken any action of the type referred to in Section 5.2(b); and (f) none of the Acquiring Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(e)” of this sentence.

3.6.    Title to Assets. The Acquiring Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Parent December 2009 Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Parent December 2009 Balance Sheet); and (b) all other assets reflected in the books and records of the Acquiring Corporations as being owned by the Acquiring Corporations. All of said assets are owned by the Acquiring Corporations free and clear of any Encumbrances, except for: (i) Encumbrances reflected in the Parent Financial Statements; (ii) any lien for current Taxes not yet due and payable; (iii) Encumbrances that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquiring Corporations; and (iv) Encumbrances described in Part 3.6 of the Parent Disclosure Schedule. The Acquiring Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Parent December 2009 Sheet; and (B) all other assets reflected in the books and records of the Acquiring Corporations as being leased to the Acquiring Corporations, and the Acquiring Corporations enjoy undisturbed possession of such leased assets.

3.7.    Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquiring Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Corporations in the manner in which such business is currently being conducted, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. No Acquiring Corporation owns any real or immovable property or any interest in real or immovable property, except for the leaseholds created under the real property leases identified in Part 3.7 of the Parent Disclosure Schedule.

3.8.    Intellectual Property.

(a)    Part 3.8(a) of the Parent Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Registered Intellectual Property in which any of the Acquiring Corporations has an ownership interest. For purposes of this Agreement the term “Parent Intellectual Property” shall mean all Registered Intellectual Property in which any the Acquiring Corporation has an ownership interest and all other Intellectual Property that is used by or licensed to the Acquiring Corporations.

(b)    An Acquiring Corporation is the owner or joint owner of each item of Intellectual Property in which it has an ownership interest (collectively, the “Parent Owned Intellectual Property”), and has the right to use all other Parent Intellectual Property, in each case free and clear of all Encumbrances; provided that the applicable Acquiring Corporation complies with the terms of the relevant Contract associated with such Parent Intellectual Property, including the payment of royalties and/or license fees. An Acquiring Corporation is listed in the records of the appropriate U.S. and/or non-U.S. Governmental Body as the sole and exclusive owner of record for each copyright or trademark registration or Patent grant included in the Parent Owned Intellectual Property listed in Part 3.8(a) of the Parent Disclosure Schedule, except as otherwise disclosed in Part 3.8(b) of the Parent Disclosure Schedule.

(c)    To the Parent’s Knowledge, the Parent Intellectual Property and all of the Acquiring Corporations’ rights therein, is and are valid and enforceable. To the Parent’s Knowledge, there are no facts, proceedings, claims or challenges that cause or would cause any Parent Intellectual Property to be invalid or unenforceable, or challenging the Acquiring Corporations’ rights in any Parent Intellectual Property, and no Acquiring Corporation has received any notice from any Person bringing or threatening to bring such proceedings, claims or challenges. No act has been done or omitted to be done by an Acquiring Corporation, which has, had or could have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Parent Owned Intellectual Property, except as it relates to any Parent Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business. Except as it relates to Parent Owned Intellectual Property abandoned, cancelled or allowed to expire in the ordinary course of business, all necessary registration, maintenance and renewal fees in respect of the Parent Owned Intellectual Property have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Parent Owned Intellectual Property. No Acquiring Corporation has divulged, furnished to or made accessible any of its Trade Secrets to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, and the Acquiring Corporations otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d)    To the Parent’s Knowledge and except as would not, individually or in the aggregate, have or would reasonably be expected to have or result in a Parent Material Adverse Effect, none of the Acquiring Corporations or any of their respective current activities, or products misappropriates, violates or otherwise conflicts with, or has infringed, misappropriated, violated or otherwise conflicted with any Intellectual Property of any Person, and no Acquiring Corporation has received any notice within the previous two years nor is any of them subject to any actual or threatened proceedings claiming or alleging any of the foregoing. No proceedings or claims in which an Acquiring Corporation alleges that any Person is infringing, misappropriating or otherwise violating any Parent Owned Intellectual Property are pending, and none have been served by, instituted or asserted by an Acquiring Corporation. To the Parent’s Knowledge, there are no breaches or defaults of, or any disputes or threatened disputes concerning, any of the Parent IP Contracts.

(e)    Except as set forth in Part 3.8(e) of the Parent Disclosure Schedule, to the Knowledge of Parent, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any material rights of the Acquiring Corporations in any Parent Intellectual Property, or (ii) grant or require any Acquiring Corporation to grant to any Person any rights with respect to any Parent Intellectual Property, (iii) subject any Acquiring Corporation to any increase in royalties or other payments in respect of any Parent Intellectual Property, (iv) diminish any royalties or other payments the Acquiring Corporations would otherwise be entitled to in respect of any Parent Intellectual Property, or (v) result in the material breach or, by the terms of such contract, termination of any material IP Contract to which an Acquiring Corporation is a party or is otherwise bound.

(f)    Except as set forth in Part 3.8(f) of the Parent Disclosure Schedule, none of the Parent Intellectual Property has been developed with the assistance or use of any funding from third parties or third party agencies, including funding from any Governmental Body.

(g)    There has been no disclosure of Software distributed by Parent other than through licensing of object code versions or source code versions pursuant to the applicable Contract. Each copy so distributed is the subject of a valid, existing and enforceable license agreement. Other than as relates to Intentionally Disclosed Software, each Person who has received Parent owned Software source code is bound by an appropriate confidentiality and non-disclosure agreement with respect such Software and, to Parent’s Knowledge, there are no breaches of any such agreements or any threatened disputes or disagreements with respect to them.

(h)    With the exception of Intentionally Disclosed Software, Parent has treated Parent owned Software as confidential and proprietary business information, and has taken all reasonable steps to protect the same as trade secrets of Parent. Such source code is fully documented in a manner that a reasonably skilled programmer could understand, modify, compile and otherwise utilize all aspects of the related computer programs without reference to other sources of information. To the Knowledge of Parent, the Intellectual Property relating to such Parent owned Software does not contain any undisclosed program routine, device or other feature, including viruses, worms, bugs, time locks, Trojan horses or back doors, in each case that is designed to delete, disable, deactivate, interfere with or otherwise harm such Software, and any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data.

(i)    All current and former employees and consultants of Parent whose duties or responsibilities relate to Parent’s business have entered into confidentiality, intellectual property assignment and proprietary information agreements with and in favor of Parent in substantially the same form as has been provided to the Company. Each such Person has waived its non-assignable rights (including moral rights) to any Intellectual Property created by it on behalf of Parent.

3.9.    Contracts.

(a)    Part 3.9 of the Parent Disclosure Schedule lists each of the following written Contracts (such Contracts as described being “Parent Material Contracts”) existing as of the date of this Agreement:

(i)    any Contract: (A) pursuant to which one or more Acquiring Corporations received payment of more than $500,000 in the year ended December 31, 2009; or (B) pursuant to which one or more Acquiring Corporations paid more than $500,000 to a third party in the year ended December 31, 2009;

(ii)    all Contracts that limit or purport to limit the ability of any of the Acquiring Corporations to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iii)    all material joint venture, partnership or similar Contracts of the Acquiring Corporations;

(iv)    any IP Contract pursuant to which one or more Acquiring Corporations paid more than $50,000 in royalties in the year ended December 31, 2009;

(v)    any Contract with any distributor, reseller or sales representative that includes any provision with respect to exclusivity;

(vi)    any Contract requiring that any of the Acquiring Corporations give any notice or provide any information to any Person prior to considering or accepting an Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(vii)    any Contract constituting or relating to a Government Contract or Government Bid that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(viii)    any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its obligations under this Agreement, or to consummate any of the Contemplated Transactions; and

(ix)    any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Corporation; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Corporation.

(b)    Each Parent Material Contract is valid and binding on the Acquiring Corporation party thereto and to the Knowledge of Parent, the counterparties thereto, and is in full force and effect. As of the date of this Agreement, neither the Acquiring Corporations nor, to the Knowledge of Parent, any other party is in breach or default under, any Parent Material Contract, except for such breaches or defaults that would not have or would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. Parent has delivered or made available to the Company true and complete copies of all Parent Material Contracts, including any amendments thereto.

3.10.    Liabilities. None of the Acquiring Corporations has any accrued, contingent or other liabilities required by U.S. GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto, except for: (a) liabilities identified as such, or specifically reserved against, in the Parent December 2009 Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquiring Corporations since the date of the Parent December 2009 Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquiring Corporations pursuant to the express terms of Contracts to which an Acquiring Corporation is a party or is otherwise bound; and (d) liabilities described in Part 3.10 of the Parent Disclosure Schedule.

3.11.    Compliance with Legal Requirements.

(a)    The Acquiring Corporations and Persons acting in concert with or on behalf of the Acquiring Corporations are not, nor has any of them since December 31, 2007 been, in violation of any Legal Requirement applicable to the Acquiring Corporations or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Legal Requirement, except for any such violation that would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The Acquiring Corporations have all Authorizations from Governmental Bodies required to conduct their respective businesses as now being conducted except where the failure to have any such Authorization would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. Such Authorizations are valid and in full force and effect, and the Acquiring Corporations and Persons acting in concert with and on behalf of the Acquiring Corporations are in compliance with all such Authorizations, except where the failure to comply with such Authorizations would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    None of the Acquiring Corporations, and (to the Knowledge of Parent) no Representative of any of the Acquiring Corporations with respect to any matter relating to any of the Acquiring Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(d)    To the Knowledge of Parent, none of the Acquiring Corporations, or Persons acting in concert with or on behalf of the Acquiring Corporations, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquiring Corporations made an untrue statement of a material fact or fraudulent statement to any Governmental Body, failed to disclose a material fact required to be disclosed to any Governmental Body.

(e)    To the Knowledge of Parent and except for such violation as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, the Acquiring Corporations have filed with any Governmental Body, and any institutional review board or comparable body, all required notices, supplemental applications, and annual or other reports.

3.12.    Tax Matters.

(a)    Each of the Tax Returns required to be filed by or on behalf of the respective Acquiring Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Parent Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes of all Acquiring Corporations, whether or not shown on the Parent Returns, due on or before the Closing Date, have been or will be paid on or before the Closing Date.

(b)    The Parent December 2009 Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with U.S. GAAP, except for liabilities for Taxes incurred since the date of the Parent December 2009 Balance Sheet in the operation of the business of the Acquiring Corporations. Parent will establish, prior to the Closing Date, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Parent December 2009 Balance Sheet through the Closing Date.

(c)    Except as set forth in Part 3.12(c) of the Parent Disclosure Schedule, no Acquiring Corporation and no Parent Return is currently being (or since December 31, 2007 has been) audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from any Acquiring Corporation.

(d)    No claim or Legal Proceeding is pending or, to the Knowledge of Parent, has been threatened against or with respect to any Acquiring Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquiring Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by an Acquiring Corporation and with respect to which adequate reserves for payment have been established on the Parent December 2009 Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquiring Corporations except liens for current Taxes not yet due and payable. None of the Acquiring Corporations has been, and none of the Acquiring Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)    Except as set forth in Part 3.12(e) of the Parent Disclosure Schedule, since December 31, 2007, no claim has been received by an Acquiring Corporation from any Governmental Body in a jurisdiction where an Acquiring Corporation does not file a Tax Return that an Acquiring Corporation is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in an obligation by an Acquiring Corporation to pay material Taxes.

(f)    There are no Contracts relating to allocating or sharing of Taxes to which an Acquiring Corporation is a party or is otherwise bound. None of the Acquiring Corporations is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any Contract providing for payments by an Acquiring Corporation with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.12(f), the following

Contracts shall be disregarded: (i) commercially reasonable Contracts providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by an Acquiring Corporation and (ii) commercially reasonable Contracts for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.

(g)    No Acquiring Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquiring Corporation is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h)    No Acquiring Corporation has been a member of an “affiliated group of corporations” within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquiring Corporation may be subject, other than the affiliated group of which Parent is the common parent.

(i)    Parent has delivered or made available to the Company accurate and complete copies of all Tax Returns of the Acquiring Corporations that remain open or are otherwise subject to audit, and all other material Tax Returns of the Acquiring Corporations filed since December 31, 2002.

(j)    No Acquiring Corporation has taken any position on its federal income Tax Returns (whether or not such position has been disclosed on such federal income Tax Returns) that would reasonably be expected to give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k)    No Acquiring Corporation has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

(l)    Each of the Acquiring Corporations has withheld from each payment made to other persons, including any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under appropriate laws, or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax withheld but not remitted by each of the Acquiring Corporations has been retained in the appropriate accounts.

(m)    To the Knowledge of Parent, and except for any such violation that would have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, each of the Acquiring Corporations has collected from each receipt from any of its past and present customers (or other Persons paying amounts to the Acquiring Corporation) or self-assessed the amount of all Taxes required to be collected or self-assessed and has paid and remitted such Taxes when due, in the form required under appropriate laws or made adequate provision for the payment of such amounts to the proper receiving authorities. The amount of Tax collected but not remitted by each of the Acquiring Corporations has been retained in the appropriate accounts.

(n)    None of the Acquiring Corporations has at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the Canadian Tax Act.

3.13.    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth in Part 3.13(a) of the Parent Disclosure Schedule, none of the Acquiring Corporations is a party to or bound by any union contract, collective bargaining agreement or similar Contract other than such national agreements applicable to all employees within certain classes in a specified country.

(b)    None of the Acquiring Corporations is or, to the Knowledge of Parent, has ever been engaged in any unfair labor practice of any nature. To the Knowledge of Parent, there has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquiring Corporations or any of their employees. There is not pending, and, to the Knowledge of Parent, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no unresolved actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Parent Associate, including charges of unfair labor practices or discrimination complaints.

(c)    Part 3.13(c) of the Parent Disclosure Schedule contains an accurate and complete list as of the date hereof of each Parent Employee Plan and each Parent Employee Agreement. None of the Acquiring Corporations has entered into any legally binding obligation to (i) establish any new Parent Employee Plan or Parent Employee Agreement, or (ii) modify or terminate any Parent Employee Plan or Parent Employee Agreement (except to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable Legal Requirements).

(d)    Parent has delivered or made available to the Company accurate and complete copies of: (i) each Parent Employee Plan and each Parent Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Parent Employee Plan; (iii) for each Parent Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Parent Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any; (v) all material group insurance contracts relating to each Parent Employee Plan; (vi) all correspondence to or from any Governmental Body relating to any Parent Employee Plan for the period commencing January 1, 2007; (vii) all Code non-discrimination test reports and summaries thereof for each Parent Employee Plan for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Parent Employee Plan intended to be qualified under Section 401(a) of the Code.

(e)    Each of the Acquiring Corporations has performed all material obligations required to be performed by it under each Parent Employee Plan and Parent Employee Agreement. Each Parent Employee Plan and Parent Employee Agreement has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. There are no claims or Legal Proceedings pending, or, to the Knowledge of Parent, threatened or reasonably anticipated (other than routine claims for benefits), against any Parent Employee Plan or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, any of the Acquiring Corporations or any Parent Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Parent Employee Plan or Parent Employee Agreement. Each of the Acquiring Corporations has timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan and Parent Employee Agreement.

(f)    Each Parent Employee Agreement and Parent Employee Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code: (i) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A(a)(2), (3) and (4) of the Code and the final regulations thereunder; and (ii) between January 1, 2005 and December 31, 2008 was operated and maintained in accordance with a good faith reasonable interpretation of Section 409A of the Code and its purpose as determined under applicable guidance of the Department of the Treasury and the Internal Revenue Service with respect to service providers who are U.S. taxpayers. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) granted or vesting after December 31, 2004 has been granted to any Company Associate or independent contractor to any Acquiring Corporation who is a U.S. taxpayer that (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of Parent in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (C) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). No compensation payable by any of the Acquiring Corporations is or has been reportable as nonqualified deferred compensation in the gross income of any individual or entity as a result of the operation of Section 409A of the Code.

(g)    No Parent Pension Plan is, and none of the Acquiring Corporations, or any Parent Affiliate, maintains, sponsors, participates in or contributes to or has at any time maintained, sponsored, participated in, or contributed to, or has any liability, whether actual or contingent, under any plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Parent Pension Plan is or was at any time a “multiemployer plan” within the meaning of Section (3)(37) of ERISA. No Parent Pension Plan holds or held stock of any of the Acquiring Corporations or any Parent Affiliate as a plan asset None of the Parent Employee Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA. Except as set forth in Part 3.13(g) of the Parent Disclosure Schedule, no Parent Employee Plan is or was at any time a multiple employer plan as described in Section 413 of the Code.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (alone and not in connection with any other event, including any termination of employment or service) will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Parent Associate under any Parent Employee Plan or Parent Employee Agreement, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Parent under any Parent Employee Plan or Parent Employee Agreement, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, (v) results in an obligation to fund benefits with respect to any Parent Employee Plan or (vi) be reasonably likely to result in any payment to any Parent Associate that would not be deductible by any of the Acquiring Corporations, as the case may be, by virtue of Section 280G of the Code. Part 3.13(h) of the Parent Disclosure Schedule sets forth the Parent Employee Plans and Parent Employee Agreement giving rise to the potential “excess parachute payments” (within the meaning of Section 280G of the Code) payable by an Acquiring Corporation in connection with the Contemplated Transactions, alone and not in connection with any other event.

(i)    No Parent Employee Plan provides, or reflects or represents any liability of any of the Acquiring Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j)    Except as set forth in Part 3.13(j) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Acquiring Corporation: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment, including wages, hours, vacation pay, pay equity, overtime pay, occupational health and safety, the health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act, the requirements of the Health Insurance Portability and

Accountability Act of 1996 and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Parent Associates; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Parent Associates (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of Parent, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquiring Corporations under any worker’s compensation policy.

(k)    To the Knowledge of Parent, no stockholder of Parent, and no current Parent Associate, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of the Acquiring Corporations or that would interfere with the businesses of the Acquiring Corporations.

(l)    Part 3.13(c) of the Parent Disclosure Schedule separately identifies each Parent Employee Plan that is an International Plan. Without limiting the generality of this Section 3.13(l), each International Plan required to be registered with any applicable Governmental Body and other regulatory authorities has been so registered. With respect to each International Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of any Acquiring Corporation under the terms of such International Plan or applicable Legal Requirement, as applied through the Closing Date. The current value of the assets of each such International Plan, as of the end of the most recently ended plan year of that International Plan, equals or exceeded the current value of all benefits liabilities under that International Plan. For purposes of this Section 3.13(l), “International Plan” means any Parent Employee Plan that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are nonresident aliens within the meaning of the Code.

3.14.    Environmental Matters.

(a)    Since December 31, 2007, none of the Acquiring Corporations has received any notice or other communication, whether from a Governmental Body, citizens group, Parent Associate or otherwise, that alleges that any of the Acquiring Corporations is not or might not be in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with the compliance by any of the Acquiring Corporations with any Environmental Law in the future.

(b)    To the Knowledge of Parent, and except as would not have or would not reasonably be expected to have or result in a Parent Material Adverse Effect: (i) all property that is or was leased to or controlled, owned or used by any of the Acquiring Corporations, and all surface water, groundwater, soil and soil vapors associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the property that is or was leased to or controlled, owned or used by any of the Acquiring Corporations contains any above ground or underground storage tanks, waste treatment systems, asbestos, asbestos-containing materials, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to or controlled, owned or used by the Acquiring Corporations contains any tanks or sumps in which process wastewater or any Materials of Environmental Concern have been Released.

(c)    No Acquiring Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of investigating or conducting any removal or remedial actions at such site.

3.15.    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by any of the Acquiring Corporations have been provided or made available to the Company. To the Knowledge of Parent, each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.16.    Related Party Transactions. Except as set forth in Part 3.16 of the Parent Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquiring Corporations; (b) no Related Party is, or has been, indebted to any of the Acquiring Corporations; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Parent Material Contract, transaction or business dealing involving any of the Acquiring Corporations; (d) no Related Party is competing, or has competed, directly or indirectly, with any of the Acquiring Corporations; and (e) no Related Party has any claim or right against any of the Acquiring Corporations (other than rights under any Parent Options and rights to receive compensation for services performed as an employee of Parent). For purposes of this Section 3.16, each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time since December 31, 2007 been, an officer or director of any of the Acquiring Corporations; (ii) each member of the immediate family of each of the Persons referred to in clause “(i)” above; and (iii) any trust or other Entity (other than Parent) in which any one of the Persons referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

3.17.    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.17(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Corporations, any business of any of the Acquiring Corporations or any of the assets owned, leased or used by any of the Acquiring Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other Contemplated Transactions. None of the Legal Proceedings identified in Part 3.17(a) of the Parent Disclosure Schedule has had or, if adversely determined, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.17(a).

(b)    There is no Order to which any of the Acquiring Corporations, or any of the assets owned or used by any of the Acquiring Corporations, is subject. To the Knowledge of Parent, no officer or other key employee of any of the Acquiring Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Corporations.

3.18.    Authority; Binding Nature of Agreement. Subject to obtaining the Required Parent Stockholder Vote with respect to the Arrangement, Parent has the corporate right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by written consent) as of the date of this Agreement has: (a) unanimously determined that the issuance of shares of Parent Common Stock in the Arrangement is advisable and fair to, and in the best interests of, Parent and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by Parent and unanimously approved the Arrangement; and (c) unanimously recommended the approval of the issuance of shares of Parent Common Stock in the Arrangement by the holders of shares of Parent Common Stock and directed that the issuance of shares of Parent Common Stock in the Arrangement be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19.    Anti-takeover Statutes. The board of directors of Parent has approved this Agreement and taken all other requisite action such that the restrictions of any antitakeover laws will not apply to this Agreement or any of the Contemplated Transactions.

3.20.    Vote Required. The only vote of Parent’s stockholders required to approve the issuance of shares of Parent Common Stock in the Arrangement is the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy at the Parent Stockholders’ Meeting (the “Required Parent Stockholder Vote”).

3.21.    Non-Contravention; Consents. Except as set forth in Part 3.21 of the Parent Disclosure Schedule, to the Knowledge of Parent and except as would not have and would not reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Arrangement or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of: (i) any of the provisions of the articles/certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquiring Corporations; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent;

(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Arrangement or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquiring Corporations, or any of the assets owned or used by any of the Acquiring Corporations, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquiring Corporations or that otherwise relates to the business of any of the Acquiring Corporations or to any of the assets owned or used by any of the Acquiring Corporations;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Contract; (iii) accelerate the maturity or performance of any such Parent Material Contract; or (iv) cancel, terminate or modify any term of any such Parent Material Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquiring Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquiring Corporations).

(f)    except as may be required by the Securities Act, Exchange Act, the HSR Act, any foreign Antitrust Laws and the rules and regulations of Nasdaq, Parent was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions; or (y) the consummation of the Arrangement or any of the other Contemplated Transactions. For purposes of this Agreement, an Acquiring Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Acquiring Corporations, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Acquiring Corporations, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Acquiring Corporations.

3.22.    Receivables. Part 3.22 of the Parent Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for revenues of at least $1,000,000 in the fiscal year ended December 31, 2009. Parent has not received any notice or other communication, and has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 3.22 of the Parent Disclosure Schedule may cease dealing with any of the Acquiring Corporations. Part 3.22 of the Parent Disclosure Schedule identifies, as of the date of this Agreement, each Person that, pursuant to any Contract with any Acquiring Corporation, is required to pay to an Acquiring Corporation after the date of this Agreement $500,000 or more in cash if any payments under such Contract have not been recognized as revenue by any Acquiring Corporation on or prior to the date of this Agreement. Parent has delivered or made available to the Company information setting forth the amount of cash that the Acquiring Corporations expect to receive from each Person referred to in the immediately preceding sentence.

3.23.    Fairness Opinion. Parent’s board of directors has received the written opinion of Page Mill Partners LLC, financial advisor to Parent, dated May 8, 2010, to the effect that the exchange of all the Company Shares for newly issued shares of Parent Common Stock equal to seventy percent of the capital stock of Parent immediately following the Closing and the exchange of Company Unexercised Options for options to purchase Parent Common Stock having substantially equal terms and conditions is fair, from a financial point of view, to Parent and the holders of Parent Common Stock.

3.24.    Financial Advisor. Except for Page Mill Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent. The total of all fees, commissions and other amounts that have been paid by Parent to Page Mill Partners LLC and its affiliates and all fees, commissions and other amounts that may become payable to Page Mill Partners LLC and its affiliates by Parent if the Arrangement is consummated will not exceed $1,200,000. Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Page Mill Partners LLC.

3.25.    Valid Issuance. The shares of Parent Common Stock to be issued in the Arrangement, including the shares of Parent Common Stock to be issued upon the exercise of assumed and converted Company Options, has been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and will not be subject to any restriction on resale under the Securities Act, other than restrictions imposed on affiliates of Parent by Rule 144 under the Securities Act.

3.26.    Full Disclosure.

(a)    To Parent’s Knowledge, this Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 8.9 will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b)    The Proxy Statement will not, at the time the Proxy Statement is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

4.	REPRESENTATIONS AND WARRANTIES ABOUT 410 HOLDINGS

The Company represents and warrants to Parent as follows (it being understood that (a) each representation and warranty contained in this Section 4 is subject to (i) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 4 in which such representation and warranty appears, (ii) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule, and (iii) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty and (b) none of the representations and warranties in this Section 4 shall apply to any Company Acquired Corporation, which Persons shall be addressed solely by the representations and warranties set forth in Section 2 of this Agreement):

4.1.    Subsidiaries; Due Organization; Etc.

(a)    Part 4.1(a) of the Company Disclosure Schedule identifies each Subsidiary of 410 Holdings and indicates its jurisdiction of organization. Neither 410 Holdings nor any of the Entities identified in Part 4.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 4.1(a) of the Company Disclosure Schedule. Except as set forth in Part 4.1(a) of the Company Disclosure Schedule, none of the 410 Holdings Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)    Each of the 410 Holdings Acquired Corporations is a corporation duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)    Each of the 410 Holdings Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not have and would not reasonably be expected to have or result in a 410 Holdings Material Adverse Effect.

4.2.    Articles of Incorporation and Bylaws. Except as set forth in Part 4.2 of the Company Disclosure Schedule, the Company has delivered or made available to Parent accurate and complete copies of: (a) the articles, bylaws and other charter and organizational documents of each of the 410 Holdings Acquired Corporations, including all amendments thereto; and (b) the stock records of each of the 410 Holdings Acquired Corporations. The books of account, stock records, minute books and other records of the 410 Holdings Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

4.3.    Capitalization, Etc.

(a)    The authorized share capital of 410 Holdings consists of an unlimited number of 410 Holdings Shares, of which 158 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding 410 Holdings Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in Part 4.3(a) of the Company Disclosure Schedule: (i) none of the outstanding 410 Holdings Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding 410 Holdings Shares is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no 410 Holdings Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any 410 Holdings Shares. None of the 410 Holdings Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding 410 Holdings Shares or any other securities. There is no repurchase option which is held by 410 Holdings and to which any of the 410 Holdings Shares is subject.

(b)    Except as set forth in Part 4.3(b) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the 410 Holdings Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the 410 Holdings Acquired Corporations; (iii) Contract under which any of the 410 Holdings Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the 410 Holdings Acquired Corporations, or (B) any portion of any Share Consideration or other consideration payable in connection with the Arrangement.

(c)    All outstanding shares of capital stock, and all options, warrants and other securities of the 410 Holdings Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(d)    All of the outstanding shares of each of the 410 Holdings Acquired Corporations have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company (in the case of 410 Holdings) or by 410 Holdings (in the case of all of the other 410 Holdings Acquired Corporations), in each case free and clear of any Encumbrances.

(e)    Except as set forth in Part 4.3(e) of the Company Disclosure Schedule, none of the 410 Holdings Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any 410 Holdings Shares or other securities of any 410 Holdings Acquired Corporation.

4.4.    Title to Assets. The 410 Holdings Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, free and clear of all Encumbrances. Other than the shares of 512966 N.B. Inc. (which has been liquidated) owned by 410 Holdings, none of the 410 Holdings Acquired Corporations (i) owns or leases, or has ever owned or leased, any assets or (ii) is a party to any Contracts other than the Company Shareholder Agreements. None of the 410 Holdings Acquired Corporations has ever had any employees, owned any Intellectual Property rights or engaged in any activities or businesses save and except for holding shares of 512966 N.B. Inc. and the Company.

4.5.    Financial Statements.

(a)    The Company has delivered or made available to Parent the following financial statements and notes (collectively, the “410 Holdings Financial Statements”): (i) the unaudited unconsolidated balance sheets of 410 Holdings and its unconsolidated Subsidiaries as of December 31, 2006, 2007, and 2008 and the related unaudited unconsolidated statements of operations, statements of shareholders’ equity and statements of cash flows of 410 Holdings and its unconsolidated Subsidiaries for the years then ended; and (ii) the unaudited unconsolidated balance sheet of 410 Holdings and its unconsolidated Subsidiaries as of November 30, 2009, and the related unaudited statement of income, statement of shareholders’ equity and statement of cash flows of 410 Holdings and its unconsolidated Subsidiaries for the eleven month period then ended.

(b)    The 410 Holdings Financial Statements are accurate and complete in all material respects and fairly present the financial position of 410 Holdings and its unconsolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of 410 Holdings and its unconsolidated Subsidiaries for the periods covered thereby. The 410 Holdings Financial Statements have been prepared on a consistent basis throughout the periods covered. The financial statements referred to in Section 4.5(a)(ii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, have or reasonably be expected to have or result in a 410 Holdings Material Adverse Effect.

(c)    Each of the 410 Holdings Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the unconsolidated financial statements of 410 Holdings and its Subsidiaries and to maintain accountability for the assets of the 410 Holdings Acquired Corporations; (iii) access to the assets of the 410 Holdings Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the 410 Holdings Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.6.    No Liabilities. None of the 410 Holdings Acquired Corporations has any accrued, contingent or other liabilities other than liabilities described in Part 4.6 of the Company Disclosure Schedule and other than liabilities set out in the 410 Holdings Financial Statements.

4.7.    Legal Proceedings; Orders. There is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (a) that involves any of the 410 Holdings Acquired Corporations or any of the assets owned, leased or used by any of the 410 Holdings Acquired Corporations; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Arrangement or any of the other Contemplated Transactions. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(a)” or clause “(b)” of the first sentence of this Section 4.7. There is no Order to which any of the 410 Holdings Acquired Corporations, or any of the assets owned or used by any of the 410 Holdings Acquired Corporations, is subject.

4.8.    Non-Contravention; Consents. To the Knowledge of the Company and except as would not, or would not reasonably be expected to, individually or in the aggregate, have a 410 Holdings Material Adverse Effect, neither (a) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (b) the consummation of the Arrangement or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(i)    contravene, conflict with or result in a violation of (A) any of the provisions of the articles/certificate of incorporation, bylaws or other charter or organizational documents of any of the 410 Holdings

Acquired Corporations, or (B) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the 410 Holdings Acquired Corporations;

(ii)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Arrangement or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the 410 Holdings Acquired Corporations, or any of the assets owned or used by any of the 410 Holdings Acquired Corporations, is subject;

(iii)    result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the 410 Holdings Acquired Corporations;

(iv)    except as set forth in Part 4.8 of the Company Disclosure Schedule, none of the 410 Holdings Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (B) the consummation of the Arrangement or any of the other Contemplated Transactions. (For purposes of this Agreement, a 410 Holdings Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (x) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the 410 Holdings Acquired Corporations, (y) could result in the termination, modification or limitation of any contractual or other right of any of the 410 Holdings Acquired Corporations, or (z) could otherwise have an adverse effect on the business, condition, capitalization, assets, liabilities, results of operations, financial performance or prospects of any of the 410 Holdings Acquired Corporations.)

4.9.    Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Arrangement or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the 410 Holdings Acquired Corporations.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1.    Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 9 (the “Pre-Closing Period”), each of (i) the Company and (ii) Parent shall, and shall cause their respective Representatives to: (a) provide the other party and its Representatives with reasonable access during normal business hours to the Representatives, offices, personnel, properties and assets of such party and its Subsidiaries and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries; and (b) provide the other party and its Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries as the other party may reasonably request. Each party shall instruct its Representatives to cooperate with the other party and its Representatives in their respective investigations in accordance with this Agreement.

5.2.    Operations Prior to Closing.

(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 5.2(a) of the Company Disclosure Schedule or Part 5.2(a) of the Parent Disclosure Schedule, (iii) as required by applicable Legal Requirements, or (iv) as approved in advance by the other party in writing, at all times during the Pre-Closing Period, each of the Company and Parent shall, and each of them shall cause its Subsidiaries to (w) carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (x) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (y) pay or perform all material obligations when due, and (z) use reasonable best efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other parties with which it has significant business dealings.

(b)    Except (A) as expressly contemplated or permitted by this Agreement, (B) as set forth in Part 5.2(b) of the Company Disclosure Schedule or Part 5.2(b) of the Parent Disclosure Schedule, as the case may be, (C) with the prior written consent of Parent or the Company, as the case may be, which shall not be unreasonably withheld, delayed or conditioned, or (D) in connection with the Debt Restructuring, at all times during the Pre-Closing Period, neither the Company nor Parent shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(i)    propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (A) the issuance and sale of shares of common stock pursuant to stock options or restricted stock units outstanding prior to the date hereof, (B) grants of purchase rights under an employee stock purchase or other similar plan, and (C) grants to newly hired employees or refresh grants to current employees of restricted stock units covering or stock options to purchase common stock granted in the ordinary course of business consistent with past practice, in the case of stock options, with a per share exercise price that is no less than the then-current market price of a share of common stock;

(iii)    amend the terms of any of its securities or any securities (including options, warrants and similar rights) of any of its Subsidiaries; provided, however, that nothing in this paragraph (iii) shall prohibit the Company or Parent from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(iv)    incur or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of other parties, other than contractual obligations of Subsidiaries in the ordinary course of business, or create an Encumbrance over any of its assets, other than the issuance of performance bonds in the ordinary course of business consistent with past practice;

(v)    declare, set aside or pay any dividend or other distribution of property in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution of property in respect of the shares of capital stock or effect or commit to any stock repurchase of its capital stock;

(vi)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (vi) shall prohibit the Company or Parent from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to it and its Subsidiaries, taken as a whole;

(vii)    forgive any loans of any party, including its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or any of its Affiliates;

(viii)    (A) increase the compensation payable or to become payable to its officers, employees (other than in the ordinary course of business) or consultants (other than in the ordinary course of business), or (B) grant any severance or termination pay to, or enter into any severance agreement with any director, officer, consultant or other employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such director, officer, consultant or employee, other than with respect to the hiring and termination of employees in the ordinary course of business consistent with past practice, except the parties may make any amendments to existing employee benefit plans to the extent necessary to maintain their compliance with applicable Legal Requirements (including any amendments necessary or desirable to comply with Section 409A of the Code so as to avoid the imposition of additional Tax with respect thereto) and the parties may make grants of equity awards as provided in Section 5.2(b)(ii) above;

(ix)    acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, or (ii) transactions in the ordinary course of business consistent with past practice;

(x)    except as may be required by applicable Legal Requirements or U.S. GAAP, make any change in any of the accounting principles or practices used by it or its Subsidiaries;

(xi)    make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(xii)    enter into or amend any Material Contract (in the case of the Company) or Parent Material Contract (in the case of Parent), as the case may be, except in the ordinary course of business consistent with past practice;

(xiii)    sell, assign, transfer, license or sublicense, pledge or otherwise encumber any Company Intellectual Property or Parent Intellectual Property, as applicable (other than non-exclusive licenses or other similar Contracts in the ordinary course of business consistent with past practice);

(xiv)    acquire (by merger, consolidation or acquisition of stock or assets) any other Person, any equity interest of any Person or substantially all of the assets of any Person;

(xv)    mortgage, pledge or subject to Encumbrance, any of its assets or properties;

(xvi)    authorize, incur or commit to incur any new capital expenditure(s) which in the aggregate exceed $300,000 per quarter; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(xvii)    settle or compromise any pending or threatened Legal Proceeding in a manner which would require the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, to make an adverse admission, or pay, discharge or satisfy or agree to pay, discharge or satisfy any amount greater than $250,000 in damages;

(xviii)    initiate any material Legal Proceeding;

(xix)    except as required by applicable Legal Requirements or U.S. GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(xx)    enter into a Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action which would make any of its representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair its ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

5.3.    No Solicitation.

(a)    During the Pre-Closing Period, neither the Company nor Parent shall, directly or indirectly, and each of the Company and Parent shall ensure that its respective Representatives and Subsidiaries and the respective Representatives of their respective Subsidiaries do not, directly or indirectly:

(i)    solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal or Acquisition Inquiry;

(ii)    furnish any information regarding the Company or Parent, as the case may be, or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or Parent, as the case may be, or any of its Subsidiaries, to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)    enter into or engage in discussions or negotiations, otherwise cooperate in any way with, or knowingly assist, participate in, or facilitate any effort by, any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)    approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry; or

(v)    enter into any written agreement in principle, letter of intent, term sheet or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;

provided, however, that if prior to the Parent Stockholders’ Meeting, (i) Parent receives a written Acquisition Proposal from an unaffiliated third party that the board of directors of Parent believes in good faith to be bona fide, (ii) the board of directors of Parent determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (iii) after consultation with its outside counsel, the board of directors of Parent determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under any applicable Legal Requirement, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal and (B) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that Parent (x) will not, and will not allow any of its Subsidiaries or Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to the Company any material non-public information concerning Parent or its Subsidiaries provided to such other Person which was not previously provided to the Company. Parent shall promptly, but in any event within one Business Day, notify the Company orally and in writing if it begins or determines to begin providing information or engaging in discussions concerning an Acquisition Proposal from a Person or group of related Persons pursuant to this Section 5.3(a); and

provided further, however, that if prior to the Parent Stockholders’ Meeting, (i) the Company receives a written Acquisition Proposal from an unaffiliated third party that the board of directors of the Company believes in good faith to be bona fide, (ii) the board of directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (iii) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under any applicable Legal Requirement (assuming for purposes of this clause (iii) that the DGCL and relevant case law are also applicable Legal Requirements with respect to determining a board of directors’ duties to its stockholders), then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow any of its Subsidiaries or Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. The Company shall promptly, but in any event within one Business Day, notify Parent orally and in writing if it begins or determines to begin providing information or engaging in discussions concerning an Acquisition Proposal from a Person or group of related Persons pursuant to this Section 5.3(a).

(b)    Each of the Company and Parent shall promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Such party shall keep the other party informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any modification or proposed modification thereto.

(c)    Each of the Company and Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1.    Implementation Steps. The Company covenants in favour of Parent that the Company shall, subject to the terms of this Agreement:

(a)    as soon as reasonably practicable after the date of execution of this Agreement and in any event not later than 60 days after the date hereof (or such date to be agreed between the parties in writing) apply, in a manner reasonably acceptable to Parent to the Court pursuant to Section 291 of the BCBCA for an Interim Order providing for, among other things, the calling and holding of the Company Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolutions;

(b)    in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the Company Meeting or obtain the Written Consent for the purposes of approving the Arrangement Resolutions;

(c)    if the Arrangement Resolutions are to be approved at the Company Meeting, use commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the approval of the Arrangement Resolutions, in a manner consistent with past practice;

(d)    in addition to the approval of the Arrangement Resolutions, use all reasonable commercial efforts to obtain such other approvals, if any, as are required by the Interim Order and proceed with and diligently pursue the application to the Court for the Final Order; and

(e)    subject to obtaining the Final Order, file a certified copy of the Final Order, Articles of Arrangement and such other documentation as may be required for acceptance and endorsement by the Registrar to give effect to the Arrangement pursuant to Section 292 of the BCBCA.

(f)    Notwithstanding anything to the contrary contained in this Section 6.1, at any time prior to Parent obtaining the Required Parent Stockholder Vote, if the Company receives an Acquisition Proposal which the board of directors of the Company concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Parent pursuant to clause (C) below, the board of directors of the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements (assuming for purposes of this Section 6.1(f) that the DGCL and relevant case law are also applicable Legal Requirements with respect to determining a board of directors’ duties to its stockholders); provided that the Company shall not terminate this Agreement pursuant to the foregoing clause, and any purported termination pursuant to the foregoing clause shall be void and of no force or effect, unless concurrently with such termination the Company pays the termination fee payable pursuant to Section 9.3(c); and provided further, that the board of directors of the Company may not terminate this Agreement pursuant to the foregoing clause unless: (A) the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the “Company Notice Period”), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), if applicable, and shall have contemporaneously provided a copy of the most current form or draft of any written agreement providing for the Acquisition Transaction contemplated by such Superior Proposal and other material documents; (B) Parent does not make, during the Company Notice Period, a binding, unconditional written offer (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, subject to acceptance by the Company by countersignature on behalf of the Company, and subject to no other conditions whatsoever) that the board of directors of the Company determines in good faith, after consultation with a financial advisor (who shall be a nationally recognized investment banking firm) is at least as favorable from a financial point of view to the shareholders of the Company as such Superior Proposal; and (C) prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Company Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the board of directors of the Company to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal. In the event of a change to (i) the aggregate consideration to be provided as part of the Superior Proposal or (ii) other material financial terms of the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.1(f) with respect to such new written notice, except that the Company Notice Period shall be reduced to two Business Days.

(g)    The Company agrees that any violations of the restrictions set forth in this Section 6.1 by any of its Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.5 by the Company.

6.2.    Interim Order. The notice of motion for the application referred to in Section 6.1(a) shall request that the Interim Order:

(a)    (i) provide that the Arrangement Resolutions may be approved by way of Written Consent or (ii) if the Arrangement Resolutions cannot be, or are not to be, approved by way of Written Consent, provide for the class of persons to whom notice is to be provided in respect of the Arrangement and for the Company Meeting and for the manner in which such notice is to be provided;

(b)    provide that the only requisite approval for the Arrangement Resolutions shall be either approval by way of Written Consent or by 66 2/3% of the votes cast on the Arrangement Resolutions by (i) the Company Shareholders, (ii) the holders of the Company Common Shares and (iii) the holders of the Company Preferred Shares, in each case present in person or by proxy at the Company Meeting, voting as a single class, each Company Share entitling the holder thereof to one vote on the Arrangement Resolutions;

(c)    provide that the terms, restrictions and conditions of constating documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

(d)    provide for the notice requirements with respect to the presentation of the application to the Court for a Final Order;

(e)    provide that the Company Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court; and

(f)    provide that the record date for Company Shareholders, including the holders of the Company Preferred Shares, entitled to notice of, and to vote at, the Company Meeting will not change in respect of any adjournment of the Company Meeting.

6.3.    Preparation of Filings.

(a)    Parent and the Company shall co-operate with each other, and permit each other to provide comments to the extent reasonably practicable, in the preparation of any application for the Governmental Authorizations and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by either of the parties to be necessary to discharge its respective obligations or otherwise advisable under applicable Legal Requirements in connection with the Arrangement and this Agreement as promptly as practicable hereafter.

(b)    If the Company proposes to call a Company Meeting, the Company shall prepare a statement explaining the proposed Arrangement in accordance with the requirements of the BCBCA (the “Arrangement Meeting Statement”). Parent will co-operate with the Company in the preparation of such Arrangement Meeting Statement and each of the Parent and the Company acknowledge that they shall mutually agree on any comments or any revisions made to such Arrangement Meeting Statement prior to its mailing to Company Shareholders in accordance with the Interim Order and applicable Legal Requirements.

(c)    The Company shall ensure that the Arrangement Meeting Statement complies with the Interim Order and all applicable Legal Requirements. Parent shall ensure that information supplied by it for inclusion in the Arrangement Meeting Statement will, at the time of the mailing of the Arrangement Meeting Statement, comply with the Interim Order and all applicable Legal Requirements.

(d)    Each of the Company and Parent shall promptly notify the other if at any time before the Effective Time it becomes aware that the Arrangement Meeting Statement, an application for a Governmental Authorization or any other order, registration, consent, ruling, exemption, no-action letter or approval, any registration statement or any circular or other filing under applicable Legal Requirements contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or that otherwise requires an amendment or supplement to the Arrangement Meeting Statement, and, if required, a supplemental Company Meeting, such application, registration statement, circular or filing, and the parties shall co-operate in the preparation of such amendment or supplement as required or the calling and holding of such Company Meeting.

6.4.    Proxy Statement.

(a)    As promptly as practicable after the date of this Agreement, Parent shall prepare the Proxy Statement and Parent shall cause the Proxy Statement to be filed with the SEC. Parent shall use commercially reasonable efforts: (i) to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC; and (ii) to promptly notify the Company of, cooperate with the Company with respect to and respond promptly to any comments of the SEC or its staff. Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officers for amendments or supplements to the Proxy Statement or for additional information and will supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC, or its staff or other governmental officials, on the other hand, with respect to the Proxy Statement. Parent shall permit the Company to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders promptly following the earliest of (A) notification from the SEC that the SEC will not review the Proxy Statement, (B) expiration of the ten calendar day period provided by Rule 14a-6 under the Exchange Act if on or prior to such expiration the SEC has not provided comments with respect to the Proxy Statement or indicated that it intends to provide such comments and (C) resolution of any SEC comments with respect to the Proxy Statement. Each of Parent and the Company shall promptly furnish to the other all information concerning such party and its Subsidiaries and stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.4. If either Parent or the Company becomes aware of any information that should be disclosed in the Proxy Statement, then such party: (1) shall promptly inform the other party thereof; and (2) shall provide the other party (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC.

(b)    Parent shall comply, and the Company shall promptly provide Parent with such information concerning the Company in the form and as required or reasonably requested by Parent concerning the Company in the Proxy Statement to comply with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information furnished by the Company to Parent for inclusion in the Proxy Statement).

(c)    The Company shall review the Proxy Statement and shall ensure, as of the date of mailing the Proxy Statement to holders of Parent Common Stock, that the information relating to the Company contained in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d)    Prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the shares of Parent Common Stock to be issued in the Arrangement will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every state of the United States in which any registered holder of Company Shares has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

6.5.    Parent Stockholders’ Meeting.

(a)    Parent shall take all action necessary to duly call, give notice of, convene and hold a meeting of the holders of shares of Parent Common Stock in accordance with the DGCL to vote on the issuance of shares of Parent Common Stock in the Arrangement (the “Parent Stockholders’ Meeting”) to be held as soon as practicable following the filing of the Proxy Statement with the SEC and the completion of the SEC’s review of the Proxy Statement, and Parent shall not adjourn or postpone the Parent Stockholders’ Meeting if there are sufficient shares of Parent Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting. Parent’s obligation to call, give notice of, convene and hold the Parent Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any

Adverse Recommendation Change unless this Agreement has been terminated pursuant to Section 9.1 hereof. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. At the Parent Stockholders’ Meeting, the Acquiring Corporations shall vote all shares of Parent Common Stock, if any, owned by them in favor of the issuance of Parent Common Stock in the Arrangement.

(b)    Subject to Section 6.5(c) and Section 6.5(d): (i) the Proxy Statement shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw the Parent Board Recommendation or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted.

(c)    Notwithstanding anything to the contrary contained in Section 6.5(b), at any time prior to obtaining the Required Parent Stockholder Vote, if Parent receives an Acquisition Proposal which the board of directors of Parent concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Company pursuant to clause (C) below, the board of directors of Parent may (i) effect an Adverse Recommendation Change and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements; provided that Parent shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless concurrently with such termination Parent pays the termination fee payable pursuant to Section 9.3(b); and provided further, that the board of directors of Parent may not effect an Adverse Recommendation Change pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless: (A) Parent shall have provided prior written notice to the Company, at least five Business Days in advance (the “Parent Notice Period”), of its intention to effect an Adverse Recommendation Change or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, as the case may be, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), if applicable, and shall have contemporaneously provided a copy of the most current form or draft of any written agreement providing for the Acquisition Transaction contemplated by such Superior Proposal and other material documents; (B) the Company does not make, during the Parent Notice Period, a binding, unconditional written offer (including the complete form of definitive acquisition agreement executed on behalf of the Company and all exhibits and other attachments thereto, subject to acceptance by Parent by countersignature on behalf of Parent, and subject to no other conditions whatsoever) that the board of directors of Parent determines in good faith, after consultation with a financial advisor (who shall be a nationally recognized investment banking firm) is at least as favorable from a financial point of view to the stockholders of Parent as such Superior Proposal; and (C) prior to effecting such an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, Parent shall, and shall cause its financial and legal advisors to, during the Parent Notice Period, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the board of directors of Parent not to effect an Adverse Recommendation Change or to conclude that such Acquisition Proposal has ceased to constitute a Superior Proposal, as the case may be. In the event of a change to (i) the aggregate consideration to be provided as part of the Superior Proposal or (ii) other material financial terms of the Superior Proposal, Parent shall be required to deliver a new written notice to the Company and to comply with the requirements of this Section 6.5(c) with respect to such new written notice, except that the Parent Notice Period shall be reduced to two Business Days.

(d)    Notwithstanding anything to the contrary contained in Section 6.5(b), at any time prior to obtaining the Required Parent Stockholder Vote, the board of directors of Parent may effect an Adverse Recommendation Change based on a Material Change in Circumstances, provided, however, that Parent shall not make an Adverse Recommendation Change based on a Material Change of Circumstances unless (i) Parent shall have provided prior written notice to the Company, at least three Business Days in advance, of its intention to effect an Adverse Recommendation Change based on a Material Change of Circumstances, which notice shall specify all relevant facts and circumstances of any such Material Change of Circumstances, and (ii) Parent shall have provided the Company and its Representatives an opportunity to discuss the Material Change of Circumstances.

(e)    Parent agrees that any violations of the restrictions set forth in this Section 6.5 by any of its Subsidiaries or Representatives shall be deemed to be a breach of this Section 6.5 by Parent.

6.6.    Stock Options.

(a)    Prior to the Effective Time, the Company shall provide notice to each holder of outstanding Company Options describing the treatment of such Company Options in accordance with this Section 6.6. As soon as reasonably practicable following the date hereof and conditional upon the Effective Time, the board of directors of the Company shall make all determinations reasonably necessary under the Company Option Plan to accomplish the transactions contemplated by Section 1.1(c)(v) and, to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including the Arrangement. As soon as reasonably practicable following the Effective Time (and in no event later than five Business Days after the Effective Time), Parent shall issue to each holder of a Company Unexercised Option a document evidencing the issuance to such holder, in exchange for the cancelled Company Unexercised Option, of a Parent Replacement Option. Subject to the occurrence of the Effective Time, Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Replacement Options pursuant to the terms set forth in Section 1.1(c)(v) and this Section 6.6.

(b)    Provided that the Company shall first provide to Parent the names of its stockholders and the number of Company Shares or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the board of directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase shares of Parent Common Stock under the Parent Replacement Options.

(c)    Parent shall file with the SEC no later than 10 business days after the Effective Time a registration statement on Form S-8 (or any successor form or other appropriate forms) relating to shares of Parent Common Stock issuable pursuant to the Parent Replacement Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Replacement Options remain outstanding. Parent shall use reasonable best efforts to cause shares of Parent Common Stock, when issued upon exercise of Parent Replacement Options, to be approved for quotation on the Nasdaq Global Market.

(d)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Option Plan and otherwise) to be taken by the Company to effectuate the provisions of this Section 6.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.6.

6.7.    Regulatory Approvals and Related Matters.

(a)    Subject to compliance with applicable Legal Requirements, Parent shall use commercially reasonable efforts to provide to the Company, and the Company shall use commercially reasonable efforts to provide to Parent, as promptly as practicable any information that is required in order to effectuate any filings or applications by Parent or the Company pursuant to Section 6.7(b). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall use commercially reasonable efforts to: (i) consult with and consider the views of the other party regarding material positions being taken in material filings to be made under Antitrust Laws in connection with the Arrangement; (ii) provide the other (and its counsel) as promptly as practicable with copies of all material filings and material written submissions made by such party with any Governmental Body under any Antitrust Law in connection with the Arrangement.

(b)    Except as otherwise provided in this Agreement, each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Arrangement and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Contemplated Transactions. The Company and Parent shall use commercially reasonable efforts to respond as promptly as practicable to: (i) any inquiries or requests (including any “second request”) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters.

(c)    Subject to Section 6.7(d), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Arrangement and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.7(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Arrangement and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Arrangement; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Arrangement.

(d)    Notwithstanding anything to the contrary contained in this Section 6.7 or elsewhere in this Agreement, Parent shall have no obligation under this Agreement: (i) to sell, divest, or dispose of or agree to sell, divest, or dispose of (or cause any of its Subsidiaries or any of the Acquired Corporations to sell, divest, or dispose of or agree to sell, divest, or dispose of) any of its respective material businesses, product lines, properties or assets, or to take or agree to take (or cause any of its Subsidiaries or any of the Acquired Corporations to take or agree to take) any other action or agree (or cause any of its Subsidiaries or any of the Acquired Corporations to agree) to any material limitation or restriction on any of its respective businesses, product lines, properties or assets and (ii) to license or otherwise make available (or cause any of its Subsidiaries or any of the Acquired Corporations to license or otherwise make available) to any Person, any material Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any material Intellectual Property. Parent shall use its commercially reasonable efforts to contest any Legal Proceeding relating to the Arrangement or any of the other Contemplated Transactions.

6.8.    Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement, and shall consult with the other party and consider the views and comments of the other party before any of the Acquired Corporations or Acquiring Corporations, as the case may be, or any of their Representatives send any emails or other documents to Company Associates or Parent Associates, as the case may be, generally or otherwise communicates with Company Associates or Parent Associates, as the case may be, generally, with respect to the Arrangement or any of the other Contemplated

Transactions; provided, however, that Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement.

6.9.    Listing. Parent shall promptly (a) to the extent required by the rules and regulations the Nasdaq Stock Market LLC (“Nasdaq”), prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in the Arrangement and use its reasonable best efforts to cause such shares to be approved for listing (subject to notice of issuance), and, (b) to the extent required by Nasdaq Marketplace Rule 4340, file an initial listing application for the shares of Parent Common Stock on the Nasdaq Global Market (the “Nasdaq Listing Application”) and use its reasonable best efforts to cause such Nasdaq Listing Application to be approved promptly following the Effective Time. Parent shall provide the Company with the opportunity to review and comment on any filings or submissions to be made to Nasdaq in connection with the Nasdaq Listing Application. The Company shall cooperate with Parent as reasonably requested by Parent to cause the Nasdaq Listing Application to be approved and the shares of Parent Common Stock to be issued in the Arrangement to be approved for listing on the Nasdaq Global Market and shall promptly furnish to Parent all information concerning the Acquired Companies and their shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.9.

6.10.    Board of Directors; Officers. Prior to the Parent Stockholders’ Meeting, Parent shall have taken or caused to be taken all necessary corporate action such that immediately after the Effective Time the board of directors of Parent and the composition of the committees of the board of directors of Parent shall be composed of the persons agreed upon by the Company and Parent prior to the Closing Date. Parent and the Company agree that promptly after the Effective Time the senior officers of Parent and each of its Subsidiaries, including the Company, shall be those persons agreed upon by the Company and Parent prior to the Closing Date. In the event that the Company and Parent fail to agree upon the composition of the board of directors of Parent before the Closing Date, the Company shall have the right to nominate six (6) directors for election and Parent shall have the right to nominate three (3) directors and those nine (9) directors shall determine the senior officers of Parent and its Subsidiaries and shall establish the composition of Parent’s board committees.

6.11.    Termination of Company Shareholder Agreements. Prior to the Closing Date, the Company will obtain the necessary written consent of its shareholders to, effective upon the Closing Date, terminate the Company Shareholder Agreements.

6.12.    Section 16(b). Prior to the Closing Date and pursuant to Rule 16b-3(d) of the Exchange Act, the board of directors of Parent will adopt a resolution approving the issuance pursuant to the Arrangement of shares of Parent Common Stock to parties that are or will become officers and directors of Parent and their affiliates so that such issuances are exempt from application of Section 16(b) of the Exchange Act.

6.13.    Debt Restructuring. Parent will, and will cause its Subsidiaries and Representatives to, cooperate with the Company in taking any actions necessary to restructure the Company’s indebtedness substantially as set forth in the Commitment Letter (as defined in Section 7.10).

6.14.    Directors’ and Officers’ Insurance. From and after the Closing Date and until the six year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering those Persons covered by the directors’ and officers’ liability insurance maintained by the Acquired Corporations and the Acquiring Corporations as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers. Nothing in this Section 6.14 shall affect the right of any directors or officers that continue their employment with Parent to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.

7.	CONDITIONS PRECEDENT TO OBLIGATION OF PARENT

The obligation of Parent to cause the Arrangement to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1.    Accuracy of Company Representations. Each of the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining accuracy as of the foregoing dates (and for purposes of determining accuracy for purposes of clause “(b)” of this proviso): (i) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of the Company contained in this Agreement shall be disregarded; (ii) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of the Company contained in this Agreement shall be disregarded; and (iii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the representations and warranties of the Company contained in this Agreement will be disregarded if such inaccuracies (considered collectively) would not have and would not reasonably be expected to have or result in a Company Material Adverse Effect or a 410 Holdings Material Adverse Effect, as applicable.

7.2.    Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3.    Section 3(a)(10) Fairness Hearing Exemption. The conditions for reliance upon the exemption provided by Section (3)(a)(10) of the Securities Act shall have been met, including, but not limited to: (a) the approval of the fairness of terms and conditions of the Contemplated Transactions by a court or authorized governmental entity; (b) the holding of a hearing prior to approval of the fairness of the terms and conditions; and (c) adequate notice being provided.

7.4.    Arrangement Resolutions. This Agreement shall have been duly adopted and the Arrangement, without amendment or with amendments acceptable to Company and Parent shall have been duly approved through the approval of the Arrangement Resolutions.

7.5.    Parent Stockholder Approval. The issuance of shares of Parent Common Stock in the Arrangement shall have been duly approved by the Required Parent Stockholder Vote.

7.6.    Orders. The Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

7.7.    Listing. The Nasdaq Listing Application shall have been conditionally approved, and the shares of Parent Common Stock to be issued in the Arrangement shall be conditionally approved for listing on the Nasdaq Global Market, both subject only to completion of the Closing and completion by Parent of any reverse stock split required by Nasdaq.

7.8.    Support Agreement. The Company Support Agreement shall not have been terminated or rescinded by any Significant Company Shareholders.

7.9.    Articles of Arrangement. The Articles of Arrangement have been filed with, and the appropriate certificate has been issued by the Registrar, if required.

7.10.    Debt Restructuring. The Company’s indebtedness shall have been restructured (the “Debt Restructuring”) substantially as set forth in the Commitment Letter, dated May 12 , 2010 delivered by Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and Tennenbaum Opportunities Partners V, LP to the Company and Parent (the “Commitment Letter”).

7.11.    Company Consents. The Consents identified in Part 7.11 of the Company Disclosure Schedule shall have been obtained and shall be in full force and effect; and all other Consents required to be obtained in connection with the Arrangement and the other Contemplated Transactions shall have been obtained and shall be in full force and effect, except where the failure to obtain such Consents would not have and would not reasonably be expected to have or result in Company Material Adverse Effect.

7.12.    Company Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company, in their capacities as such (which certificate shall be in full force and effect), confirming that the conditions set forth in Sections 7.1 (Accuracy of Company Representations), 7.2 (Performance of Covenants), 7.4 (Arrangement Resolutions), 7.11 (Company Consents) and 7.13 (No Company Material Adverse Effect or 410 Holdings Material Adverse Effect) have been duly satisfied and certifying, as of immediately prior to the Effective Time, (i) the number of Company Common Shares issued and outstanding immediately prior to the Effective Time, (ii) the number of Company Preferred Shares issued and outstanding immediately prior to the Effective Time, (iii) the number of Company Common Shares issuable pursuant to or upon conversion of any convertible notes or other rights outstanding as of immediately prior to the Effective Time (whether or not currently exercisable) to acquire Company Shares, (iv) the Option Exchange Ratio, (v) the allocation of the Share Consideration (as determined in accordance with formulas set out in Exhibit A to the Plan of Arrangement, and (vi) the following information with respect to each holder of the securities and rights described in clauses “(i)” through “(iii)” of this sentence: (A) such holder’s record address, (B) the number of each of such securities and rights held by such holder and, if applicable, the certificate numbers related thereto, (C) the exercise price(s) of each of such holder’s Company Options, (D) the number of shares of Parent Common Stock such holder is entitled to receive pursuant to Section 1.1(a), (E) the amount of cash such holder is entitled to receive pursuant to Section 1.1(c)(iii), and (F) the number of shares of Parent Common Stock into which each of such holder’s Company Options are convertible pursuant to Section 1.1(c)(iv) together with the adjusted exercise price with respect thereto.

7.13.    No Company Material Adverse Effect or 410 Holdings Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect or any 410 Holdings Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Company Material Adverse Effect or a 410 Holdings Material Adverse Effect.

7.14.    HSR Waiting Period. The waiting period applicable to the consummation of the Arrangement under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

7.15.    Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Arrangement under any applicable foreign Antitrust Law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

7.16.    Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Arrangement under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company, or any Subsidiary of Parent or the Company; (b) any business or material asset of an Acquiring Corporation or an Acquired Corporation; or (c) the future ability or authority of an Acquiring Corporation or an Acquired Corporation to conduct business or to own, operate or retain exclusive rights to any material asset.

7.17.    Termination of Company Shareholder Agreements. Prior to the Closing Date, the Company will obtain the necessary written consent of the Company Shareholders to, effective upon the Closing Date, terminate the Company Shareholder Agreements.

7.18.    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Arrangement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Arrangement that makes consummation of the Arrangement illegal.

7.19.    No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Arrangement or any of the other Contemplated Transactions; (b) relating to the Arrangement or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Arrangement or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Parent or any of the Acquired Corporations.

8.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to cause the Arrangement to be effected and otherwise cause the Contemplated Transactions to be consummated is subject to the satisfaction, at or prior to the Closing, of the following conditions:

8.1.    Accuracy of Parent Representations. Each of the representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representation or warranty made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (a) for purposes of determining accuracy as of the foregoing dates (and for purposes of determining accuracy for purposes of clause “(b)” of this proviso): (i) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent contained in this Agreement shall be disregarded; (ii) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of Parent contained in this Agreement shall be disregarded; and (iii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded; and (b) any inaccuracies in the representations and warranties of Parent contained in this Agreement will be disregarded if such inaccuracies (considered collectively) would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

8.2.    Performance of Covenants. All of the covenants and obligations in this Agreement that Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3.    Section 3(a)(10) Fairness Hearing Exemption. The conditions for reliance upon the exemption provided by Section (3)(a)(10) of the Securities Act shall have been met, including, but not limited to: (a) the approval of the fairness of terms and conditions of the Contemplated Transactions by a court or authorized governmental entity; (b) the holding of a hearing prior to approval of the fairness of the terms and conditions; and (c) adequate notice being provided

8.4.    Arrangement Resolutions. This Agreement shall have been duly adopted and the Arrangement, without amendment or with amendments acceptable to the Company and Parent, shall have been duly approved through approval of the Arrangement Resolutions.

8.5.    Parent Stockholder Approval. The issuance of shares of Parent Common Stock in the Arrangement shall have been duly approved by the Required Parent Stockholder Vote.

8.6.    Orders. The Interim Order and the Final Order shall each have been obtained in form and on terms reasonably satisfactory to each of the Company and Parent, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

8.7.    Nasdaq Listing. Parent shall have maintained its status as a company whose common stock is listed on the Nasdaq Global Market and no reason shall exist as to why such status shall not continue immediately following the Closing and the Nasdaq Listing Application shall have been conditionally approved, and the shares of Parent Common Stock to be issued in the Arrangement shall be conditionally approved for listing on the Nasdaq Global Market, both subject only to completion of the Closing and completion by Parent of any reverse stock split required by Nasdaq.

8.8.    Articles of Arrangement. The Articles of Arrangement have been filed with, and the appropriate certificate has been issued, by the Registrar, if required.

8.9.    Parent Certificate. The Company shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of Parent, in their capacities as such, confirming that the conditions set forth in Sections 8.1 (Accuracy of Parent Representations), 8.2 (Performance of Covenants), 8.5 (Parent Stockholder Approval) and 8.10 (No Parent Material Adverse Effect) have been duly satisfied.

8.10.    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would have or would reasonably be expected to have or result in a Parent Material Adverse Effect.

8.11.    HSR Waiting Period. The waiting period applicable to the consummation of the Arrangement under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

8.12.    Antitrust Waiting Periods. Any waiting period applicable to the consummation of the Arrangement under any applicable foreign Antitrust Law shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Arrangement for any period of time.

8.13.    Other Governmental Approvals. Any Governmental Authorization or other Consent required to be obtained with respect to the Arrangement under any applicable Antitrust Law shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent so obtained shall require or contain any term, limitation, condition or restriction that would reasonably be expected to result in material harm to: (a) Parent or the Company, or any Subsidiary of Parent or the Company; (b) any business or material asset of an Acquiring Corporation or an Acquired Corporation; or (c) the future ability or authority of an Acquiring Corporation or an Acquired Corporation to conduct business or to own, operate or retain exclusive rights to any material asset.

8.14.    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Arrangement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Arrangement that makes consummation of the Arrangement illegal.

8.15.    No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Arrangement or any of the other Contemplated Transactions; (b) relating to the Arrangement or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that would reasonably be expected to be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own any of the material assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or business as a result of the Arrangement or any of the other Contemplated Transactions; or (f) seeking to impose (or that could result in the imposition of) any criminal sanctions or liability on Parent or any of the Acquired Corporations.

8.16.    Registration Rights. Parent shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit B.

9.	TERMINATION.

9.1.    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company Shareholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Arrangement by Parent’s stockholders):

(a)    by mutual written consent of Parent and the Company, duly authorized by their respective boards of directors;

(b)    by either Parent or the Company if the Arrangement shall not have been consummated by the Outside Date; provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Arrangement by the Outside Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Arrangement;

(d)    by either Parent or the Company if the Arrangement shall not have been approved by the Company Shareholders by the Arrangement Resolutions;

(e)    by either Parent or the Company if: (A) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Arrangement; and (B) the issuance of shares of Parent Common Stock in the Arrangement shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

(f)    by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 7.1, such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement for purposes of clause “(b)” of the proviso to Section 7.1: (A) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of the Company contained in this Agreement shall be disregarded; (B) all “Company Material Adverse Effect” and “410 Holdings Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of the Company contained in this Agreement shall be disregarded; and (C) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by the Company is curable by the Company, and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 9.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g)    by the Company if: (i) any of the representations and warranties of Parent contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case giving effect to clause “(b)” of the proviso to Section 8.1, such that the condition set forth in Section 8.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement as of the date of this Agreement or as of any subsequent date, and for purposes of determining the accuracy of the representations and warranties of Parent contained in this Agreement for purposes of clause “(b)” of the proviso to Section 8.1: (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Parent contained in this Agreement shall be disregarded; (B) all “Parent Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the defined terms used in the representations and warranties of Parent contained in this Agreement shall be disregarded; and (C) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or breach of a covenant or obligation by Parent is curable by Parent, and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 9.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(h)    by the Company if an Adverse Recommendation Change has occurred;

(i)    by Parent prior to obtaining the Required Parent Stockholder Vote, in compliance with, and subject to, the terms and conditions of Section 6.5(c);

(j)    by the Company prior to Parent obtaining the Required Parent Stockholder Vote, in compliance with, and subject to, the terms and conditions of Section 6.1(f); or

(k)    by the Company or Parent in the event any of the Interim Order, the Final Order or the Plan of Arrangement is amended, varied or modified by the Court in a manner that is not satisfactory to the Company or Parent and is materially adverse to such party; provided, a termination of the Agreement pursuant to this Section 9.1(k) may only be effected by the Company prior to the acceptance by the Company of the Final Order at its registered and records office; provided, further, that a termination of the Agreement pursuant to this Section 9.1(k) may only be effected by Parent following the decision by a court of competent jurisdiction on appeal by the Company, if the Company initiates an appeal, that does not have the effect of changing the amendment, variance or modification to the Interim Order, Final Order or the Plan of Arrangement, as the case may be, such that such amendment, variance or modification is no longer materially adverse to Parent, and where no further appeal lies therefrom, and only until such time as the Company accepts the Final Order at its registered and records office.

(l)    by the Company if the resolution or settlement of the Parent SEC Inquiry mandates any of the following: (i) the appointment of an external monitor of the Parent for any period of time or for any reason (regardless of whether the scope of such appointment is de minimus); (ii) compliance by Parent with any regulatory scheme or plan that supplements or alters the Parent’s regulatory compliance obligations existing as of the date of this Agreement; provided, however that a court order of any kind enjoining Parent from violating the provisions of applicable state or federal laws, rules or regulations shall not be deemed to constitute a regulatory scheme or plan that supplements or alters Parent’s regulatory compliance obligations existing as of the date of this Agreement; or (iii) payment of a fine, penalty or similar sanction, whether such payment is to be made in a single lump sum or in installment payments, of an aggregate amount equal to or in excess of $1,500,000.

9.2.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; and (iii) the termination of this Agreement shall not relieve any party from any liability for any willful and material breach of any covenant or obligation contained in this Agreement or for any willful and material breach of any representation or warranty contained in this Agreement.

9.3.    Expenses; Termination Fees.

(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Arrangement is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with: (i) the filing, printing and mailing of the Proxy Statement; and (ii) the filing by the parties hereto of the premerger notification and report forms relating to the Arrangement under the HSR Act and other applicable Antitrust laws and the filing of any notice or other document required under any applicable foreign Antitrust Law.

(b)    (i) If this Agreement is terminated by Parent pursuant to Section 9.1(e) or 9.1(i), or (ii) if this Agreement is terminated by the Company pursuant to Section 9.1(e) or (h), then Parent shall pay to the Company a nonrefundable fee in the aggregate amount of $1,500,000 in cash and shall reimburse the Company for up to an aggregate $1,000,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the Contemplated Transactions. In the case of a termination by the Parent pursuant to Section 9.1(i), such payment shall be made as provided in Section 6.5(c) and in the case of a termination by Parent or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(h), such payment shall be made within 24 hours of such termination.

(c)    (i) If this Agreement is terminated by the Company pursuant to Section 9.1(d) or Section 9.1(j) or (ii) if this Agreement is terminated by the Parent pursuant to Section 9.1(d), then the Company shall pay to Parent a nonrefundable fee in the aggregate amount of $3,000,000 in cash and shall reimburse Parent for up to an aggregate $1,000,000 of actual out of pocket legal, accounting and investment advisory fees paid or payable in connection with the Contemplated Transactions. In the case of a termination by the Company pursuant to Section 9.1(j), such payment shall be made as provided in Section 6.1(f) and in the case of a termination by Parent or the Company pursuant to Section 9.1(d), such payment shall be made within 24 hours of such termination.

10.	MISCELLANEOUS PROVISIONS

10.1.    Amendment.

(a)    This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s shareholders and whether before or after approval of the issuance of shares of Parent Common Stock in the Arrangement by Parent’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s shareholders, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders; and (b) after any such approval of the issuance of shares of Parent Common Stock in the Arrangement by Parent’s stockholders, no amendment shall be made which by law or any rule or regulation of Nasdaq requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)    The Company reserves the right to amend, modify and/or supplement the Plan of Arrangement prior to the adoption of the Arrangement Resolutions, in accordance with the Interim Order and with Parent’s approval.

(c)    The Company reserves the right to amend, modify and/or supplement the Plan of Arrangement at any time after the adoption of the Arrangement Resolutions but prior to the Closing Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved in writing by Parent, (iii) filed and approved by the Court unless such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of the Company and Parent, is of an administrative nature, (iv) communicated to the Company Shareholders if and as required by the Court, and (v) approved, if and as required by the Court or by applicable Legal Requirements, by resolution of the Company Shareholders and/or the holders of the Company Preferred Shares, in each case voting in the manner directed by the Court.

(d)    Any amendment, modification or supplement to the Plan of Arrangement that is approved or directed by the Court will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and Parent; and (ii) if required by the Court or applicable Legal Requirements, is consented to by the Company Shareholders voting in the manner directed by the Court.

(e)    Any amendment, modification or supplement to the Arrangement may be made following the Closing Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of the Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

10.2.    Waiver.

(a)    Subject to Sections 10.2(b) and 10.2(c), at any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.3.    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Arrangement.

10.4.    Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5.    Governing Laws. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

10.6.    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 4. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. For purposes of this Agreement: (a) each statement or other item of information set forth in the Company Disclosure Schedule or in any update to the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2 or 4, as applicable; and (b) each statement or other item of information set forth in the Parent Disclosure Schedule or in any update to the Parent Disclosure Schedule shall be deemed to be a representation and warranty made by Parent in Section 3. Subject to Sections 7.1 and 8.1, each of Parent and the Company shall be obligated to promptly provide to the other parties hereto, an update to the Parent Disclosure Schedule and the Company Disclosure Schedule, as the case may be, in the event additional disclosure is required to qualify the representations and warranties contained herein between the date hereof and the Closing Date.

10.7.    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.8.    Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after sending; (c) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent:

Veraz Networks, Inc.

926 Rock Avenue

San Jose, California 95131

Attention: Doug Sabella

Attention: Eric Schlezinger

Facsimile: 408-750-9510

with a copy (which shall not constitute notice) to:

Cooley LLP

5 Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: James Fulton and Jennifer Fonner DiNucci

Facsimile: (650) 849-7400

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

1155, boul. René-Lévesque Ouest, 40th Floor

Montréal, QC H3B 3V2

Attention: John Leopold

Fax : (514) 397-3222

if to the Company:

Dialogic Corporation.

9800 Cavendish Blvd 5th floor

Montreal, Quebec

CANADA H4M 2V9

Attention: Anthony Housefather

Attention: Nick Jensen

Fax: +1- 514-745-0055

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

1501 avenue McGill College, 26th Floor

Montreal, Quebec

Attention: Brian G. Salpeter

Facsimile: (514) 841-6499

and

Lawson Lundell LLP

1600 Cathedral Place

925 West Georgia Street

Vancouver, BC, Canada

V6C 3L2

Attention: Valerie C. Mann

Facsimile: (604) 641-2811

and

Bingham McCutchen LLP

399 Park Avenue

New York, NY 10022-4689

Attention: Shon E. Glusky

Facsimile: (212) 702-3631

10.10.    Cooperation. Each Party agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.11.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.12.    Time is of the Essence. Time shall be of the essence in every matter or action contemplated hereunder.

10.13.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

VERAZ NETWORKS, INC.

By:	/s/ Douglas A. Sabella
Name: Douglas A. Sabella
Title: President and CEO

DIALOGIC CORPORATION

By:	/s/ Nick Jensen
Name: Nick Jensen
Title: President and CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

410 Holdings.    “410 Holdings” shall mean 4105818 Holdings Canada Inc.

410 Holdings Acquired Corporations.    “410 Holdings Acquired Corporations” shall mean (a) 410 Holdings; (b) each of the 410 Holdings’ Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

410 Holdings Contracts.    “410 Holdings Contracts” shall mean any Contract: (a) to which any of the 410 Holdings Acquired Corporations is a party; (b) by which any of the 410 Holdings Acquired Corporations or any asset of any of the 410 Holdings Acquired Corporations is or may become bound or under which any of the 410 Holdings Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the 410 Holdings Acquired Corporations has or may acquire any right or interest.

410 Holdings Shares.    “410 Holdings Shares” shall mean all of the issued and outstanding shares in the capital of 410 Holdings.

410 Holdings Material Adverse Effect.    “410 Holdings Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the 410 Holdings Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a 410 Holdings Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the 410 Holdings Acquired Corporations participate or the U.S., Canadian or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the 410 Holdings Acquired Corporations taken as a whole relative to others in the industries in which the 410 Holdings Acquired Corporations participate; (ii) Effects resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in Canada, the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the 410 Holdings Acquired Corporations, relative to others in the industries in which the 410 Holdings Acquired Corporations operate; (iii) any failure by 410 Holdings or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a 410 Holdings Material Adverse Effect and may be taken into account in determining whether a 410 Holdings Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under the Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the 410 Holdings Acquired Corporations with employees, labor unions, customers, suppliers or partners; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, (vi) any changes (after the date of this Agreement) in Canadian GAAP or applicable Legal Requirements; and (vii) the taking of any action required by the Agreement; (b) the ability of the Company to perform any of its covenants or obligations under the Agreement; or (c) the Company’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of 410 Holdings.

Acceptable Confidentiality Agreement.    “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement that contains provisions that are no less favorable to Parent or the Company, as the case may be, than those contained in the Confidentiality Agreement and that does not prevent or

Exh. A-1

impede Parent’s compliance with any of its disclosure or other obligations under this Agreement or other Legal Requirements.

Acquired Corporations.    “Acquired Corporations” shall mean (a) the Company Acquired Corporations and (b) the 410 Holdings Acquired Corporations.

Acquiring Corporations.    “Acquiring Corporations” shall mean (a) Parent; (b) each of Parent’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

Acquisition Inquiry.    “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by Parent or the Company, as the case may be) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.    “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or the Company, as the case may be) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.    “Acquisition Transaction” shall mean, other than the Contemplated Transactions, (A) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, or 25% or more of any class of equity or voting securities of the Company or Parent or any of the equity or voting securities of their respective Subsidiaries, as the case may be, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning, directly or indirectly, 25% or more of any class of equity or voting securities of the Company or Parent, as the case may be, or any of the equity or voting securities of their respective Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or Parent, as the case may be.

Adverse Recommendation Change.    “Adverse Recommendation Change” shall mean any of: (a) the failure of the board of directors of Parent to make (and include in the Proxy Statement) the recommendation that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement; (b) the withdrawal or modification by the board of directors of Parent in a manner adverse to the Company of the recommendation that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement; or (c) if the board of directors of Parent recommends an Acquisition Proposal or takes any action or makes any statement inconsistent with the recommendation that Parent’s stockholders vote to approve the issuance of shares of Parent Common Stock in the Arrangement.

Agreement.    “Agreement” shall mean the Acquisition Agreement to which this Exhibit A is attached, as it may be amended from time to time.

Arrangement.    “Arrangement” shall mean the arrangement of the Company made under Section 288 and following of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6 of this Agreement or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

Arrangement Resolutions.    “Arrangement Resolutions” shall mean (i) the special resolution of the holders of Company Shares to be obtained by way of Written Consent or to be considered at the Company Meeting, (ii) the special separate resolution of the holders of Company Common Shares to be obtained by way of Written Consent or to be considered at the Company Meeting and (iii) the special separate resolutions of the

Exh. A-2

holders of each class of Company Preferred Shares to be obtained by way of Written Consent or to be considered at the Company Meeting.

Articles of Arrangement.    “Articles of Arrangement” shall mean the articles of the Company confirming the Arrangement, which, pursuant to the BCBCA, shall be filed with the Director after the Final Order has been issued, if required.

BCBCA.    “BCBCA” shall mean the British Columbia Business Corporations Act and the regulations made thereunder, as amended from time to time prior to the Effective Time.

Business Day.    “Business Day” shall mean any day, other than a Saturday, a Sunday and a statutory holiday in Montreal, Québec or Vancouver, British Columbia.

Canadian Tax Act.    “Canadian Tax Act” shall mean the Income Tax Act (Canada), as amended.

COBRA.    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Acquired Corporations.    “Company Acquired Corporations” shall mean (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above; provided, however, that “Company Acquired Corporations” shall not include the 410 Holdings Acquired Corporations.

Company Affiliate.    “Company Affiliate” shall mean any Person who is or has been at any time in the past six (6) years under common control with any of the Company Acquired Corporations or required to be aggregated with any of the Company Acquired Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate.    “Company Associate” shall mean any current officer or other employee, or current independent contractor, consultant or director, of or to any of the Company Acquired Corporations.

Company Common Shares.    “Company Common Shares” shall mean the Common Shares in the capital of the Company.

Company Contract.    “Company Contract” shall mean any Contract: (a) to which any of the Company Acquired Corporations is a party; (b) by which any of the Company Acquired Corporations or any Company Intellectual Property or any other asset of any of the Company Acquired Corporations is or may become bound or under which any of the Company Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Company Acquired Corporations has or may acquire any right or interest. For the avoidance of doubt, end user license agreements constitute Company Contracts to the extent not overridden by other signed Contracts.

Company Disclosure Schedule.    “Company Disclosure Schedule” shall mean the Company Disclosure Schedule and exhibits thereto that have been prepared by the Company in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by the Company to Parent upon the execution of the Agreement.

Company Employee Agreement.    “Company Employee Agreement” shall mean any Contract between: (a) any of the Company Acquired Corporations; and (b) any Company Associate, other than any such Contract

Exh. A-3

that is terminable “at will” (or that is terminable following a notice period and payment of such severance payments and continuing benefits as may be imposed by applicable law) without any obligation on the part of any Company Acquired Corporation to make any severance, termination, change in control, retention, transaction bonus, relocation or similar payment or to provide any benefit, other than severance payments required to be made by any Company Acquired Corporation under applicable law.

Company Employee Plan.    “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, incentive, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits, health-related benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Company Acquired Corporations for the benefit of any Company Associate; or (b) with respect to which any of the Company Acquired Corporations has or may incur or become subject to any liability or obligation; provided, however, that neither a Company Employee Agreement nor a Government Plan shall be considered a Company Employee Plan.

Company Material Adverse Effect.    “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (each, an “Effect”) that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Company Acquired Corporations taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Company Acquired Corporations participate or the U.S., Canadian or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Acquired Corporations taken as a whole relative to others in the industries in which the Company Acquired Corporations participate; (ii) Effects resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in Canada, the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company Acquired Corporations, relative to others in the industries in which the Company Acquired Corporations operate; (iii) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the Company Acquired Corporations with employees, labor unions, customers, suppliers or partners; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in U.S. GAAP or applicable Legal Requirements; and (vii) the taking of any action required by this Agreement; (b) the ability of the Company to consummate the Arrangement or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company.

Company Meeting.    “Company Meeting” shall mean the special meeting of Company Shareholders, including any adjournment, postponement or postponements thereof, to be held, if required, to consider the Arrangement.

Company Option Plan.    “Company Option Plan” shall mean the Company’s Amended and Restated Employee Stock Option Plan as adopted on October 24, 2003, amended and restated on September 28, 2006, further amended and restated on October 11, 2007, and further amended and restated on July 9, 2008.

Exh. A-4

Company Options.    “Company Options” shall mean options to purchase Company Common Shares from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise).

Company Pension Plan.    “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Shares.    “Company Preferred Shares” shall mean, collectively, the Class A Convertible Preferred Shares, the Class B Convertible Preferred Shares and the Class C Convertible Preferred Shares in the capital of the Company.

Company Shareholder Agreements.    “Company Shareholder Agreements” shall mean collectively the Company’s (i) Second Amended and Restated Shareholders’ Agreement, (ii) Second Amended and Restated Investors’ Rights Agreement and (iii) Second Amended and Restated Right of First Refusal and Co-Sale Agreement, each dated as of December 5, 2008.

Company Shareholders.    “Company Shareholders” shall mean the holders of Company Shares.

Company Shares.    “Company Shares” means, collectively, (i) the Company Common Shares and (ii) the Company Preferred Shares.

Company Support Agreement.    “Company Support Agreement” shall mean the Support Agreement entered into by each of the Significant Company Shareholders and Parent on the date hereof, as amended from time to time.

Confidentiality Agreement.    “Confidentiality Agreement” shall mean that certain letter with respect to the non-use and non-disclosure of certain confidential information of the Company and Parent dated as of May 28, 2008, between the Company and Parent.

Consent.    “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.    “Contemplated Transactions” shall mean the Arrangement and the other transactions contemplated by the Agreement.

Contract.    “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Court.    “Court” shall mean the Supreme Court of British Columbia.

DGCL.    “DGCL” shall mean the Delaware General Corporation Law.

DOL.    “DOL” shall mean the United States Department of Labor.

Effective Time.    “Effective Time” shall mean 10:00 a.m. (Vancouver time) on the Closing Date.

Encumbrance.    “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, servitude, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal,

Exh. A-5

preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.    “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Final Order.    “Final Order” shall mean the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal and as satisfactory to each of the Company and Parent.

Governmental Authorization.    “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.    “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, commissioner, bureau, tribunal, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

Government Bid.    “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract.    “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Government Plan.    “Government Plan” shall mean any pension, employment insurance, parental insurance, worker’s compensation, prescription drug or health insurance plan sponsored by the Government of Canada or the government of a province or territory of Canada.

HSR Act.    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intentionally Disclosed Software.    “Intentionally Disclosed Software” shall mean any open source Software used or licensed in or out by the Acquired Corporations or the Acquiring Corporations, as the case may be, and any other Software source code which an Acquired Corporation or an Acquiring Corporation, as the case may be, intentionally makes public in order to assist other Persons with developing Software to work in conjunction with products sold or licensed by the Acquired Corporations or the Acquiring Corporations, as the case may be.

Exh. A-6

Interim Order.    “Interim Order” shall mean the interim order of the Court to be issued following the application therefore contemplated by Section 6.1(a) of the Agreement, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court and as satisfactory to each of the Company and Parent.

IRS.    “IRS” shall mean the United States Internal Revenue Service.

Knowledge.    “Knowledge” shall mean, with respect to any particular matter: (a) with respect to the Company, the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Worldwide Controller, Senior Vice President of Marketing and Senior Vice President of Human Resources; and (b) with respect to Parent, the actual knowledge of Chief Executive Officer, Chief Financial Officer, General Counsel, Worldwide Controller, Senior Vice President of Marketing, Vice President Supply Chain Management and Chief Information Officer and Vice President of Human Resources.

Legal Proceeding.    “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.    “Legal Requirement” shall mean any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, injunction, judgment, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Material Change of Circumstances.    “Material Change of Circumstances” shall mean a change of circumstances that is material to Parent and its Subsidiaries taken as a whole occurring, or of which Parent became aware, after the date of this Agreement as a result of which the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under the DGCL.

Option Exchange Ratio.    “Option Exchange Ratio” shall mean 0.9, as the same may be proportionally adjusted to reflect any Parent or Company stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurring prior to the Effective Time;.

Order.    “Order” shall mean any order, writ, injunction, judgment or decree.

Outside Date.    “Outside Date” shall mean December 31, 2010, subject to the right of either Company or Parent to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Governmental Authorizations have not been obtained and have not been denied by a non-appealable decision of a Governmental Body, or if either the Interim Order or the Final Order of the Court is appealed and a final determination of the Court, where no further appeal lies therefrom, has not been made, in either case by giving written notice to the other party to such effect no later than 2:00 p.m. (Vancouver time) on the date that is 15 days prior to the original Outside Date (or any subsequent Outside Date, as the case may be), or such later date as may be agreed to in writing by Company and Parent.

Parent Affiliate.    “Parent Affiliate” shall mean any Person who is or has been at any time in the past six (6) years under common control with any of the Acquiring Corporations or required to be aggregated with any of the Acquiring Corporations within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Exh. A-7

Parent Associate.    “Parent Associate” shall mean any current officer or other employee, or current independent contractor, consultant or director, of or to any of the Acquiring Corporations.

Parent Common Stock.    “Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

Parent Disclosure Schedule.    “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 10.6 of the Agreement and that has been delivered by Parent to the Company upon the execution of the Agreement.

Parent Employee Agreement.    “Parent Employee Agreement” shall mean any Contract between: (a) any of the Acquiring Corporations; and (b) any Parent Associate, other than any such Contract that is terminable “at will” (or that is terminable following a notice period and payment of such severance payments and continuing benefits as may be imposed by applicable law) without any obligation on the part of any Acquiring Corporation to make any severance, termination, change in control, retention, transaction bonus, relocation or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Corporation under applicable law.

Parent Employee Plan.    “Parent Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, incentive, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits, health-related benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Acquiring Corporations for the benefit of any Parent Associate; or (b) with respect to which any of the Acquiring Corporations has or may incur or become subject to any liability or obligation; provided, however, that neither a Parent Employee Agreement nor a Government Plan shall be considered a Parent Employee Plan.

Parent Material Adverse Effect.    “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which Parent participates or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Corporations taken as a whole relative to others in the industries in which the Acquiring Corporations participate; (ii) Effects resulting from regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Acquiring Corporations, relative to others in the industries in which the Acquiring Corporations operate; (iii) changes in the trading price or trading volume of shares of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of shares of Parent Common Stock may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) any failure by Parent or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the Agreement (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Arrangement including the impact thereof on the relationships, contractual or otherwise, of the Acquiring Corporations with employees, labor unions, customers, suppliers or partners; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

Exh. A-8

(vii) any changes (after the date of this Agreement) in U.S. GAAP or applicable Legal Requirements; and (viii) the taking of any action required by this Agreement; or (b) the ability of Parent to consummate the Arrangement or to perform any of its covenants or obligations under the Agreement.

Parent Options.    “Parent Options” shall mean options to purchase shares of Parent Common Stock from Parent (whether granted by Parent pursuant to Parent’s stock option plans, assumed by Parent or otherwise).

Parent Pension Plan.    “Parent Pension Plan” shall mean each: (a) Parent Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Parent Preferred Stock.    “Parent Preferred Stock” shall mean Preferred Stock, par value $0.001, of Parent.

Parent SEC Inquiry.    “Parent SEC Inquiry” means that certain inquiry of the Parent by the SEC described in Note 15 of Parent’s consolidated financial statements for the year ended December 31, 2009.

Parent Stock Plans.    “Parent Stock Plans” shall mean Parent’s 1995 Stock Option Plan, 2002 Equity Incentive Plan, 2004 Equity Incentive Plan, Non-Employee Director Stock Option Plan, Scientific Advisory Board/Consultant Stock Option Plan and Employee Stock Purchase Plan.

Parent Voting Agreement.    “Parent Voting Agreement” shall mean the Voting Agreement entered into by each of the Significant Parent Stockholders, respectively and Company on the date hereof, as amended from time to time.

Person.    “Person” shall mean any individual, Entity or Governmental Body.

Plan of Arrangement.    “Plan of Arrangement” shall mean the plan of arrangement substantially in the form and content set out in Schedule A, as amended, varied or supplemented from time to time in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order, and as satisfactory to each of the Company and Parent.

Proxy Statement.    “Proxy Statement” shall mean the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

Registrar.    “Registrar” shall mean the Registrar of Companies appointed under Section 400 of the BCBCA.

Representatives.    “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors, affiliates, associates and representatives.

Sarbanes-Oxley Act.    “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC.    “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.    “Securities Act” shall mean the Securities Act of 1933, as amended.

Share Consideration.    “Share Consideration” shall mean an aggregate of 110,580,900 shares of Parent Common Stock issued to the holders of Company Shares calculated in accordance with formulas set out in Exhibit A to the Plan of Arrangement.

Exh. A-9

“Significant Company Shareholders” means APS Kbus 17 nr. 2101, GW Invest APS, Pierre McMaster, Eicon Dialogic Investment SRL, Special Value Opportunities Fund, LLC, Special Value Expansion Fund, LLC and EAS Series C Investments, L.P.

“Significant Parent Stockholders” means Norwest Venture Partners IX, L.P., NVP Entrepreneurs Fund IX, L.P., Norwest Venture Partners VII-A, L.P., Argonaut Holdings, LLC, Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P., Star Bay Entrepreneurs Fund, L.P, Douglas Sabella, Albert Wood, William Rohrbach, Israel Zohar, Bob L. Corey, Pascal Levensohn and W. Michael West.

Subsidiary.    An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal.    “Superior Proposal” shall mean a bona fide unsolicited written Acquisition Proposal from an unaffiliated third party that the board of directors of Parent or the Company, as the case may be, in good faith determines would result in a transaction that is more favorable from a financial point of view to the stockholders of Parent or shareholders of the Company, as the case may be, than the transactions contemplated by the Agreement (a) after receiving the advice of a financial advisor (who shall be a nationally recognized investment banking firm), (b) after taking into account the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), including the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and (c) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Legal Requirement; provided that for purposes of this definition of “Superior Proposal,” the references to “25% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

Tax.    “Tax” shall mean any federal, state, provincial, territorial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.    “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulations.    “Treasury Regulations” shall mean the regulations promulgated under the Code.

U.S. GAAP.    “U.S. GAAP” shall mean generally accepted accounting principles in the United States.

Written Consent.    “Written Consent” shall mean a special resolution consented to in writing by all of the holders of the Company Common Shares and/or the Company Preferred Shares, as applicable.

Exh. A-10

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 288

OF THE BRITISH COLUMBIA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Acquisition Agreement” means the Acquisition Agreement entered into as of May 12, 2010 among Parent and Company, as may be amended, supplemented and/or restated in accordance therewith prior to the Closing Date, providing for, among other things, the Arrangement;

(b)	“Arrangement” means the arrangement of the Company made under Section 288 and following of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6 of the Acquisition Agreement or Section 5.1 hereof or made at the direction of the Court in the Final Order;

(c)	“Arrangement Resolutions” means: (i) the special resolution of the holders of Company Shares to be obtained by way of Written Consent or to be considered at the Company Meeting; (ii) the special separate resolution of the holders of Company Common Shares to be obtained by way of Written Consent or to be considered at the Company Meeting; and (iii) the special separate resolutions of the holders of each class of Company Preferred Shares to be obtained by way of Written Consent or to be considered at the Company Meeting;

(d)	“BCBCA” means the British Columbia Business Corporations Act and the regulations made thereunder, as amended from time to time prior to the Effective Time;

(e)	“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Montreal, Québec or Vancouver, British Columbia;

(f)	“Closing” means the consummation of the Contemplated Transactions;

(g)	“Closing Date” means the date on which the Closing actually takes place;

(h)	“Company” means Dialogic Corporation, a corporation existing under the laws of British Columbia;

(i)	“Company Common Shares” means the common shares in the capital of the Company;

(j)	“Company Meeting” means the special meetings of Company Shareholders, including any adjournment, postponement or postponements thereof, to be held, if required, to consider the Arrangement;

(k)	“Company Options” means options to purchase Company Common Shares from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company or otherwise);

(l)	“Company Option Plan” means the Company’s Amended and Restated Employee Stock Option Plan as adopted on October 24, 2003, amended and restated on September 28, 2006 further amended and restated on October 11, 2007 and further amended and restated on July 9, 2008;

(m)	“Company Preferred Shares” means, collectively, the Class A Convertible Preferred Shares, the Class B Convertible Preferred Shares and the Class C Convertible Preferred Shares in the capital of the Company;

Sched. A-1

(n)	“Company Shareholders” means the holders of Company Shares;

(o)	“Company Shares” means, collectively, (i) the Company Common Shares and (ii) the Company Preferred Shares;

(p)	“Company Unexercised Option” has the meaning ascribed thereto in Section 3.1(b)(v);

(q)	“Contemplated Transactions” means the Arrangement and the other transactions contemplated by the Acquisition Agreement;

(r)	“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature;

(s)	“Court” means the Supreme Court of British Columbia;

(t)	“Effective Time” means 10:00 a.m. (Vancouver time) on the Closing Date;

(u)	“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity;

(v)	“Final Order” means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal and as satisfactory to each of the Company and Parent;

(w)	“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body;

(x)	“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, commissioner, bureau, tribunal, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq);

(y)	“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by section 6.1(a) of the Acquisition Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court and as satisfactory to each of the Company and Parent;

(z)	“Legal Requirement” means any federal, state, provincial, territorial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, injunction, judgment, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq);

(aa)	“Nasdaq Market” means the National Association of Securities Dealers Automated Quotation system;

(bb)	“Option Exchange Ratio” means 0.9, as the same may be proportionally adjusted to reflect any Parent or Company stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction occurring prior to the Effective Time;

(cc)	“Order” means any order, writ, injunction, judgment or decree;

Sched. A-2

(dd)	“Outside Date” means December 31, 2010, subject to the right of either Company or Parent to postpone the Outside Date for up to an additional 90 days (in 30-day increments) if the Governmental Authorizations have not been obtained and have not been denied by a non-appealable decision of a Governmental Body, or if either the Interim Order or the Final Order of the Court is appealed and a final determination of the Court, where no further appeal lies therefrom, has not been made, in either case by giving written notice to the other party to such effect no later than 2:00 p.m. (Vancouver time) on the date that is 15 days prior to the original Outside Date (or any subsequent Outside Date, as the case may be), or such later date as may be agreed to in writing by Company and Parent;

(ee)	“Parent” means Veraz Networks, Inc., a corporation existing under the laws of Delaware;

(ff)	“Parent Common Stock” means the common stock of Parent, par value $0.001 per share;

(gg)	“Parent Replacement Option” has the meaning ascribed thereto in Section 3.1(b)(v);

(hh)	“Person” means any individual, Entity or Governmental Body;

(ii)	“Plan of Arrangement” means this plan of arrangement, as amended, varied or supplemented from time to time in accordance with this plan of arrangement or at the direction of the Court in the Final Order and as satisfactory to each of the Company and Parent;

(jj)	“Warrant” has the meaning ascribed thereto in Section 3.1(b)(vii); and

(kk)	“Written Consent” means a special resolution consented to in writing by all of the holders of the Company Shares and/or a special resolution consented to in writing by all the holders of the Company Common Shares and/or a special resolution consented to in writing by all the holders of each class of the Company Preferred Shares.

1.2	Sections and Headings

The division of this Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Arrangement. Unless otherwise indicated, any reference in this Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Arrangement.

1.3	Number, Gender and Persons

In this Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder.

1.6	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force, from time to time, or any statute or regulations that supplement or supersede such statute or regulations.

Sched. A-3

ARTICLE 2

BINDING EFFECT

2.1	Binding Effect

This Plan of Arrangement will become effective at, and the steps contemplated thereby will be binding at and after, the Effective Time on (i) Company, (ii) Parent, (iii) all registered and beneficial holders of Company Shares and (iv) holders of Company Options and the Warrant.

ARTICLE 3

ARRANGEMENT

3.1	Arrangement

Commencing on the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further authorization, act or formality of or by the Company, Parent or any other Person:

(a)	Each Class A Convertible Preferred Share, Class B Convertible Preferred Share, Class C Convertible Preferred Share and Company Common Share outstanding immediately prior to the Effective Time shall be and be deemed to be irrevocably transferred to Parent in exchange for, in each case, that number of shares of Parent Common Stock as determined in accordance with the formula set out on Exhibit A attached hereto.

(b)	Upon the transfer of all Company Shares to Parent:

(i)	each holder of such Company Shares shall cease to be the holder of such Company Shares and such holder’s name shall be removed from the applicable securities register of Company Shares;

(ii)	legal and beneficial title to such Company Shares will vest in Parent and Parent will be and be deemed to be the transferee and legal and beneficial owner of such Company Shares and will be entered in the applicable securities register of the Company as the sole shareholder thereof;

(iii)	no fractional shares of Parent Common Stock shall be issued in connection with the Arrangement, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq Market on the last trading day prior to the Closing Date;

(iv)	with respect to each share of Parent Common Stock issued to a former holder of Company Shares, the name of such holder shall be entered in the register of holders of Parent Common Stock as the registered holder thereof;

(v)

without any action on the part of Parent, the Company or the holders of Company Options, except as otherwise required by applicable Legal Requirements, each Company Option that is then outstanding and unexercised (a “Company Unexercised Option”) shall be cancelled in accordance with the terms of the Company Option Plan and, in exchange for such cancellation, such holder shall receive an option to purchase shares of Parent Common Stock with substantially the same terms and conditions (including the terms and conditions of any applicable stock option agreement or other document evidencing such Company Option, if any) as were in effect immediately prior to the Effective Time (including any repurchase rights or vesting provisions, if applicable), except that (i) each Company Unexercised Option will be exercisable (or will become exercisable in accordance with its terms) solely for a number of whole shares of Parent Common Stock equal to the product of (x) the number of Company Common Shares that would be issuable

Sched. A-4

upon exercise of the Company Unexercised Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Unexercised Option will be equal to the quotient equal to (x) the per share exercise price for such Company Unexercised Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio, rounded up to the nearest whole cent (a “Parent Replacement Option”). Each Company Unexercised Option shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested immediately prior to the Effective Time, except to the extent such Company Unexercised Option (either by its terms or by the terms of another Contract) provides for acceleration of vesting thereof. Each Company Unexercised Option shall, in accordance with its terms, be subject to further adjustment to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. The exercise price under each Company Unexercised Option, the number of shares for which such Company Unexercised Option is exercisable and the terms and conditions of exercise of such Company Unexercised Option shall be determined in such manner so as to comply to the greatest extent possible with Subsection 7(1.4) of the Canadian Tax Act and the equivalent provisions under applicable provincial law;

(vi)	The Company Option Plan shall be cancelled; and

(vii)	without any action on the part of Parent, the Company or the holder of that certain warrant to purchase Company Common Shares dated as of October 5, 2007 issued by the Company (the “Warrant”), the Warrant shall be terminated as of the Closing and shall be of no further force or effect.

3.2	Condition precedent to the Implementation of the Plan of Arrangement

The implementation of this Plan of Arrangement is conditional upon the Acquisition Agreement not having been terminated in accordance with its terms.

ARTICLE 4

CERTIFICATES

4.1	Issuance of Certificates Representing Shares of Parent Common Stock

Parent shall, at or as soon as practicable following the Closing, deliver to each holder of Company Shares (or to a person appointed by the holder in writing in accordance with, or as otherwise provided by, Section 1.5 of the Acquisition Agreement) a certificate representing the number of shares of Parent Common Stock issuable to such holder as determined in accordance with Section 3.1.

4.2	Distribution with Respect to Unsurrendered Certificates

The former holders of Company Shares and Company Options shall not be entitled to any interest, dividend, premium or other payment on or with respect to the Company Shares and Company Options other than the certificates representing the shares of Parent Common Stock, in the case of Company Shares, or Parent Replacement Options, in the case of Company Options, which they are entitled to receive pursuant to this Plan of Arrangement.

Sched. A-5

4.3	Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 3.1 have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, Parent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more shares of Parent Common Stock pursuant to Section 3.1, deliverable in accordance with Section 4.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the payment is made shall, as a condition precedent to the delivery thereof indemnify the Parent in a manner satisfactory to Parent against any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4	Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Shares that was transferred or was deemed to have been transferred pursuant to Section 3.1 that has not been deposited with the Company (or, in the case of a lost certificate, such documentation as is required in Section 4.3 has not been deposited with the Company) on or prior to the sixth anniversary of the Closing Date shall cease to represent a claim or interest of any kind or nature to the shares of Parent Common Stock. On such date, the shares of Parent Common Stock (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent, together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. Neither of Company or Parent nor any of their respective successors shall be liable to any Person in respect of any shares of Parent Common Stock (or distributions) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.5	Withholding Rights

Parent will be entitled to withhold from any consideration otherwise payable to any Company Shareholder under this Plan of Arrangement such amounts as are required to be withheld under the Income Tax Act (Canada) or the Taxation Act (Quebec), as provided for and in accordance with the terms of Section 1.6 of the Acquisition Agreement.

ARTICLE 5

AMENDMENTS

5.1	Amendments

(a)	Company reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time after the adoption of the Arrangement Resolutions but prior to the Closing Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved in writing by Parent, (iii) filed and approved by the Court unless such amendment, modification and/or supplement concerns a matter which, in the reasonable opinion of Company and Parent, is of an administrative nature, (iv) communicated to Company Shareholders if and as required by the Court, and (v) approved in writing, by resolutions of the holders of (A) Company Shares, (B) Company Common Shares and (C) each class of Company Preferred Shares.

(b)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and Parent; and (ii) is consented to in writing by the holders of (A) Company Shares, (B) Company Common Shares and (C) each class of Company Preferred Shares.

Sched. A-6

(c)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Arrangement and is not adverse to the financial or economic interests of any Company Shareholders.

ARTICLE 6

GENERAL

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act of formality, each of the parties to the Acquisition Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

6.2	Severability of Plan of Arrangement Provisions

If, prior to the Closing Date, any term or provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, the Court, at the request of any parties, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan of Arrangement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.

6.3	Governing Laws

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Any questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement and its provisions shall be subject to the exclusive jurisdiction of the Court.

Sched. A-7

EXHIBIT A

To the Plan of Arrangement

The Total Parent Common Stock shall be distributed to the Company Shareholders as set forth below. Each of the Weighted Average Share Prices, the number of Excess Shares, the number of shares of Total Parent Common Stock and all other applicable numbers set forth below shall be adjusted, as appropriate, for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction that may occur with respect to the shares of Parent Common Stock issued and outstanding prior to the Closing.

A. Class A Exchange Ratio. Each holder of Class A Convertible Preferred Shares shall receive a number of shares of Parent Common Stock equal to (I) the sum of (A) W plus (B) the quotient obtained by dividing (i) the product of (a) X and (b) Y, by (ii) Z, if the Weighted Average Share Price is less than or equal to $1.0863, or (II) the product of (A) X and (B) 0.99997, if the Weighted Average Share Price is greater than $1.0863;

where:

W = (i) the Excess Shares multiplied by the fraction that is (ii) X over 35,821,808;

X = the number of Class A Convertible Preferred Shares held by such holder;

Y = 0.977058 (the “Class A Per Share Preference Amount”); and

Z = the Weighted Average Share Price.

B. Class B Exchange Ratio. Each holder of Class B Convertible Preferred Shares shall receive a number of shares of Parent Common Stock equal to (I) the quotient obtained by dividing (A) the product of (i) X and (ii) Y, by (B) Z, if the Weighted Average Share Price is less than or equal to $2.5957, or (II) the product of (A) X and (B) 0.97083, if the Weighted Average Share Price is greater than $2.5957;

where:

X = the number of Class B Convertible Preferred Shares held by such holder;

Y = 2.52 (the “Class B Per Share Preference Amount”); and

Z = the Weighted Average Share Price.

C. Class C Exchange Ratio. Each holder of Class C Convertible Preferred Shares shall receive a number of shares of Parent Common Stock equal to (I) the quotient obtained by dividing (A) the product of (i) X and (ii) Y, by (B) Z, if the Weighted Average Share Price is less than or equal to $0.8783, or (II) the product of (A) X and (B) 0.89947, if the Weighted Average Share Price is greater than $0.8783;

where:

X = The number of Class C Convertible Preferred Shares held by such holder;

Y = 0.79 (the “Class C Per Share Preference Amount”); and

Z = the Weighted Average Share Price.

D. Common Share Exchange Ratio. Each holder of Company Common Shares shall receive that number of shares of Parent Common Stock equal to all remaining shares of Total Parent Common Stock after the foregoing allocations of Parent Common Stock to the holders of Company Preferred Shares, on a pro rata basis based on the number of Company Common Shares held by each such holder.

Sched. A-8

Notwithstanding the foregoing, if the Aggregate Value is less than the Gross Preference Amount, then all shares of Parent Common Stock distributable to the holders of Company Preferred Shares shall be distributed on a pari passu basis ratably among the holders of Class A Convertible Preferred Shares, Class B Convertible Preferred Shares and Class C Convertible Preferred Shares in proportion to the Per Share Preference Amounts associated with such shares.

Certain Definitions:

“Aggregate Value” means the product obtained by multiplying (i) the Total Parent Common Stock times (ii) the Weighted Average Share Price.

“Excess Shares” means the lesser of (i) 3,600,000 shares of Parent Common Stock and (ii) the number of shares of Parent Common Stock obtained by (A) subtracting the Gross Preference Amount from the Aggregate Value and (B) dividing the remainder (or “0” if such remainder is a negative number) by the Weighted Average Share Price.

“Gross Preference Amount” means $77,043,476.00.

“Per Share Preference Amount” means (i) for the Class A Convertible Preferred Shares, the Class A Per Share Preference Amount, (ii) for the Class B Convertible Preferred Shares, the Class B Per Share Preference Amount and (iii) for the Class C Convertible Preferred Shares, the Class C Per Share Preference Amount.

“Total Parent Common Stock” means 110,580,900 shares of Parent Common Stock.

“Weighted Average Share Price” means the volume weighted average share price of Parent Common Stock on the Nasdaq Market (without regard to any pre-market or after hours trading) for the ten (10) trading days prior to the Closing Date (adjusted, as appropriate, for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction that may occur with respect to the shares of Parent Common Stock issued and outstanding prior to the Closing).

Sched. A-9